UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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GENERAL FINANCE CORPORATION

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39 East Union Street, Pasadena, California 91103

October 16, 2017

Dear fellow stockholders,

We continue to pursue our long-term growth strategy with solid results. Six elements drive our growth strategy: our core leasing business, organic growth, new markets, disciplined acquisitions, product innovation and high service levels. The continued execution of our strategy yielded key accomplishments in fiscal year 2017. These accomplishments included a larger branch network, lease fleet and revenue growth, a strong customer base and high customer satisfaction.

FISCAL YEAR 2017 HIGHLIGHTS

Our commitment to operational excellence, best-in-class customer service and our dedicated employees made these and the following fiscal year 2017 accomplishments possible.

Branch network growth. Our branch network grew to 87 locations with the addition of seven branch offices.

Lease Fleet Growth. Our combined North America and Asia-Pacific fleet grew by over 2,000 units.

Strong Customer Base. We served over 44,000 customers, of whom 85% are repeat customers.

Disciplined acquisitions. We completed three successful acquisitions.

Lease Revenue Growth. Lease revenues grew by approximately 5% on a year-over-year basis.

OUR PEOPLE AND CUSTOMERS

Our people continue to deliver superior customer service, as reflected in our North America “net promoter score” of 85%, which has increased from 82% in fiscal year 2015. Our net promoter score measures customer satisfaction. Our service levels have helped make over 85% of our customer base repeat customers.

These high customer service levels and our sales and marketing initiatives have helped us develop a customer base of over 44,000 customers that is diversified by geography, industry sector and customer size. We serve 47 of the top 100 U.S. metropolitan service areas, all major metropolitan areas of Australia and New Zealand and much of western Canada. The diversification of our customer base is shown by the charts from our last three fiscal years below. Our customer base is also diversified on a customer basis, with no one customer representing more than 3% of fiscal year 2017 revenues.

We are also very pleased with the progress of our transition to a new Chief Executive Officer, Jody Miller. Mr. Miller has the respect of our Company’s employees, customer, vendors and competitors. We look forward to his leadership and commitment to increasing shareholder value.

LEASE FLEET

We continue to grow our North America and Asia-Pacific lease fleets with disciplined and balanced capital allocation. In fiscal year 2017 we invested $22 million in net lease fleet purchases to drive organic growth and over $5 million to acquire North America and Asia-Pacific container businesses with strong long-term prospects. Our lease fleet grew through this combination of organic growth and acquisitions, with the North America lease fleet increasing by 49%, or 26,453 units, since fiscal year 2013. The charts below show the long-term growth of our lease fleet versus utilization and the value of our lease fleet.

CAPITAL EVENTS

During fiscal year 2017 we financed, refinanced or received commitments to borrow over $440 million. This increased borrowing capacity will allow us to pursue additional organic growth and acquisition opportunities.

This increased capacity has also allowed us to acquire the shares of Royal Wolf Holdings Limited that have traded publicly since 2011. This acquisition will allow us to simplify Royal Wolf’s reporting and eliminate the time and expense associated with public company status.

OUR CULTURE

We continue to foster our entrepreneurial culture. We believe our company provides a special environment where our employees can develop, grow and contribute, where our customers enjoy innovative products and superior service and where we create long-term value for our stockholders. We believe our continued investment in and focus on our people, service, products and system capabilities will result in long-term and sustainable growth.

OUR ANNUAL STOCKHOLDER MEETING

We appreciate the consistent and continued effort by our team, the loyalty of our customer base and support of our capital providers and fellow stockholders.

We look forward to seeing one and all at our upcoming 2017 annual stockholder meeting of General Finance Corporation on Thursday, December 7, 2017 at 10:00 a.m. at 39 East Union Street, Pasadena, California 91103.

Sincerely,

Ronald F. Valenta

Chief Executive Officer and

Chairman of the Board

39 East Union Street,

Pasadena, California 91103

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held on December 7, 2017

AND

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

TO OUR STOCKHOLDERS:

Notice of Date, Time and Location of Meeting

Notice is hereby given to the holders of common stock of General Finance Corporation that the 2017 Annual Meeting of Stockholders (“Annual Meeting”) will be held on Thursday, December 7, 2017 at 10:00 a.m. Pacific Standard Time at the offices of General Finance Corporation located at 39 East Union Street, Pasadena, California. At the Annual Meeting we will ask you to:

Items of Business

1.	Election of Directors. Elect three Class B directors, Susan L. Harris, Jody E. Miller and James B. Roszak, to serve for terms of three years each, and one Class A director, Douglas B. Trussler, to serve for a term of two years, and in each case until their respective successors are elected and qualified. The qualifications and experience of the three Class B directors and the one Class A director are described in the accompanying Proxy Statement;

2.	Ratification of Appointment of the Independent Registered Public Accounting Firm. Ratify the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2018;

3.	Amendment to the 2014 Amended and Restated Incentive Plan to Reserve An Additional 1,000,000 Shares for Issuance. Approve an Amendment to the 2014 Amended and Restated Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares.

4.	Other Business. Transact any other business that may properly be presented at the Annual Meeting.

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any date and time to which the Annual Meeting may be properly adjourned or postponed.

Record Date

If you owned common stock of General Finance Corporation on October 10, 2017, the record date, you are entitled to notice of, to attend and to vote at the Annual Meeting and any adjournments or postponements thereof. In addition to submitting a proxy and voting in person, you may vote by mail, telephone or the Internet. A complete list of stockholders entitled to vote at the Annual Meeting will be available at the principal executive offices of General Finance Corporation located at 39 East Union Street, Pasadena, California beginning November 27, 2017 and at the Annual Meeting.

Materials to Review

The Proxy Statement, form of proxy card and Annual Report on Form 10-K for the fiscal year ended June 30, 2017 (the “2017 Annual Report”) that accompany this Notice (all of the foregoing collectively, the “Proxy Materials”) contain additional information regarding the proposals to be considered at the Annual Meeting, and stockholders are encouraged to read the Proxy Materials in their entirety. Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our Proxy Materials both by sending you the Proxy Materials and by notifying you of the availability of our Proxy Materials at the website www.cstproxy.com/generalfinance/2017. Internet access to our Proxy Materials does not identify visitors to the website.

Proxy Voting

If you submit a proxy, you are entitled to revoke your proxy at any time before it is exercised by attending the Annual Meeting and voting in person, duly executing and delivering a proxy bearing a later date or sending written notice of revocation to our Secretary at 39 East Union Street, Pasadena, California 91103. Whether or not you plan to be present at the Annual Meeting, we encourage you to vote your proxy by following the instructions provided in the Proxy Materials. Any stockholder attending the meeting may vote in person even if the stockholder previously returned a proxy.

Respectfully Submitted

Christopher A. Wilson

General Counsel, Vice President & Secretary

October 16, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 7, 2017. Our Proxy Statement and our 2017 annual report to stockholders are available at http://www.cstproxy.com/generalfinance/2017.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on Tuesday, December 7, 2017

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me the Proxy Materials?

We sent you the Proxy Materials because you owned shares of common stock (“Common Stock”) of General Finance Corporation (“we” or the “Company”) at the close of business on October 10, 2017, the record date. The Proxy Materials, which are furnished by the Board, provide you with information that will help you cast your vote at the Annual Meeting and at any adjournment or postponement thereof. You do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card.

You are invited to attend the Annual Meeting, which will take place at 10:00 a.m. Pacific Standard Time, at 39 East Union Street, Pasadena, California 91103.

When you return the completed, signed and dated proxy card, you appoint the proxy holders named therein (your proxies), as your representatives at the Annual Meeting. The proxy holders will vote your shares at the Annual Meeting as you have instructed them on your proxy card(s). If an issue that is not set forth on the proxy card comes up for vote at the Annual Meeting, the proxy holders will vote your shares, under your proxy, in accordance with their best judgment.

We began sending the Proxy Materials on or about October 16, 2017 to all stockholders entitled to vote.

We have enclosed with this Proxy Statement, proxy card and Notice of the 2017 Annual Meeting of Stockholders our Annual Report to stockholders, which includes our 2017 Annual Report as filed with the SEC.

Who is entitled to vote at the Annual Meeting?

Only stockholders who owned Common Stock at the close of business on October 10, 2017, the record date, are entitled to vote on matters properly presented at the Annual Meeting. On the record date, there were 26,620,188 shares of Common Stock outstanding. The Common Stock is our only class of voting stock outstanding.

What am I voting on?

We ask you to vote on the election of three Class B directors and one Class A director, ratification of the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2018, an amendment to the Amended and Restated 2014 Stock Incentive Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares and any other matter properly presented at the Annual Meeting. The sections entitled “Election of Directors,” “Ratification of Selection of Independent Auditors” and “Amendment to the Amended and Restated 2014 Stock Incentive Plan” provide more information on these proposals.

At the time this Proxy Statement was printed, we knew of no other matters to be acted upon by stockholders at the Annual Meeting.

Could other matters be decided at the Annual Meeting?

On the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those mentioned in this Proxy Statement. If you vote your proxy by following the instructions in this Proxy Statement and other matters are properly presented at the Annual Meeting for a vote of stockholders, the persons appointed as proxies by the Board will have discretion to vote your shares for you.

How many votes do I have, and who will count the votes?

You have one vote for each share of our Common Stock you own. Charles E. Barrantes, our Executive Vice President and Chief Financial Officer, and Christopher A. Wilson, our General Counsel, Vice President and Secretary, will act as inspectors of the election and will tabulate the votes.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes will be included in the number of shares present at the Annual Meeting for purposes of determining the presence of a quorum. (A “broker non-vote” occurs when a beneficial owner fails to provide the broker with instructions on how the vote the shares, and the broker lacks discretionary authority to vote the shares.) Abstentions and broker non-votes will not be counted either as a vote cast for or against the election of the three Class B directors and the one Class A director, the ratification of selection of independent auditors and the amendment to the Amended and Restated 2014 Stock Incentive Plan.

How can I vote?

For Company stockholders of record, the Company has established telephone and Internet voting described below. If your shares of common stock are held in a brokerage account, by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and the availability of telephone and Internet voting will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

You may vote by telephone or via the Internet. You can vote by telephone or via the Internet by following the instructions in your enclosed proxy card, notice and/or voting instruction form. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Standard Time on December 6, 2017. You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card available when you call. The website for Internet voting is www.proxyvote.com.

You may vote by mail. You can vote by mail by completing, signing and dating the enclosed proxy card and returning it promptly in the prepaid envelope provided. If you are a stockholder of record and you did not receive a prepaid envelope, please mail your signed proxy card to Continental Stock Transfer & Trust Company, 1 State Street, New York, New York 10004, Attention: Proxy Department, Floor SC-1. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of the nominees for director, the ratification of the selection of independent auditors identified in this Proxy Statement and FOR the amendment to the Amended and Restated 2014 Stock Incentive Plan.

You may vote in person at the Annual Meeting. You may attend the Annual Meeting and vote in person. If you hold your shares as a beneficial owner (“in street name”), you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting. Otherwise, we cannot count your votes. Please see the notice or voting instruction form from your bank, broker or other holder of record for more information on these options.

What is the difference between holding shares of Common Stock as a stockholder of record and as a beneficial owner?

If your shares of Common Stock are registered in your name with Continental Stock Transfer & Trust Company, the Company’s transfer agent, you are a “stockholder of record” of those shares, and the Proxy Materials were sent to you by Continental Stock Transfer & Trust Company. If your shares of common stock are held in a brokerage account or by a bank or other holder of record, you are considered a “beneficial owner” of those shares, and Proxy Materials were sent to you by your broker, bank or other holder of record. As the beneficial owner you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone, by mail or other means.

May I revoke my proxy?

If you are a stockholder of record, you can change or revoke your proxy before it is exercised by giving written notice to our Secretary or in person at our corporate headquarters before the Annual Meeting that you have revoked your proxy, by delivering in a timely manner a valid proxy by mail, telephone or Internet with a date later than the prior proxy or by attending the Annual Meeting and voting in person. If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

How will shares I hold in street name be voted?

If your shares of Common Stock are held in street name, your broker, bank or other holder of record, under certain circumstances, may not vote your shares without specific voting instructions under rules of The NASDAQ Stock Market LLC (“NASDAQ”). This is called a “broker non-vote.” We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures your shares will be voted at the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you have more than one account at the transfer agent and/or with stockbrokers, you will receive separate proxy cards for each account. Please sign and return all proxy cards to ensure that all your shares are voted.

How many votes may be cast at the Annual Meeting?

Based on the number of shares of Common Stock outstanding on the record date, up to 26,620,188 votes may be cast on any matter.

How many shares of Common Stock do you need to hold the Annual Meeting (what are the quorum requirements)?

Shares representing a majority of our outstanding votes on the record date of October 10, 2017 must be present in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Accordingly, a quorum will be present at the Annual Meeting if 13,310,095 shares of Common Stock are represented at the Annual Meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Who nominates individuals for election to the Board?

Nominations for the election of individuals to the Board may be made by the Board or by any holder of our Common Stock.

How many votes must the director nominee receive to be elected?

The nominees receiving the highest number of “FOR” votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class B directors and the one Class A director will be elected as the three Class B directors and the one Class A director, respectively. This number is called a plurality. If you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

How many votes are required to ratify the selection of auditors?

The selection of Crowe Horwath LLP will be ratified if a majority of the votes cast are voted in favor of ratification.

How many votes are required to approve the amendment to the Amended and Restated 2014 Stock Incentive Plan?

The amendment to the Amended and Restated 2014 Stock Incentive Plan will be approved if a majority of the votes cast are in favor of its approval.

Is there a list of stockholders entitled to vote at the Annual Meeting?

A list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting by contacting the Company Secretary for any purpose appropriate to the Annual Meeting at our offices located at 39 East Union Street, Pasadena, California between the hours of 9:00 a.m. and 5:00 p.m.

Who pays the costs of soliciting these proxies?

The Company pays to distribute and solicit proxies and reimburses the reasonable fees and expenses incurred by brokers, nominees, fiduciaries and other custodians in forwarding proxy materials to stockholders. The directors, officers and employees of the Company may solicit proxies in person, through mail, telephone, electronic transmission or other means. We do not pay those individuals additional compensation for soliciting proxies.

When will the voting results be announced?

We will announce the final voting results at the Annual Meeting. We will also report final voting results from the Annual Meeting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

CORPORATE GOVERNANCE

Overview

This section of the Proxy Statement provides an overview of the corporate governance of General Finance Corporation. The Board of General Finance Corporation is committed to effective corporate governance. The Board regularly reviews the key governance documents of General Finance Corporation, including its Corporate Governance Guidelines, and these governance documents and policies are updated to reflect changes in applicable laws and corporate governance the Board determines to be in the best interests of the Company and its stockholders.

The Corporate Governance Guidelines of General Finance Corporation include the following key features:

•	A majority of our directors are independent.

•	A Lead Independent Director leads the independent directors.

•	The Audit, Compensation and Nominating and Governance Committees are currently comprised solely of independent directors.

•	The Company does not have a stockholder rights plan, or “poison pill.”

•	The Board has adopted a whistleblower policy which encourages employees to report any instances of fraud, dishonesty and violations of Company policies and procedures without fear of any retaliation or breach of confidentiality.

•	The Board has approved stock incentive plans and bonus plans for executives that enable the Company to “clawback” previously awarded compensation if the compensation was predicated on financial results which were the subject of a material financial restatement, the recipient was deemed to have engaged in fraud or misconduct that caused the material financial restatement and a lower granting, vesting or payment would have resulted based upon the restated financial results.

•	The Board and each of its committees have the authority to retain outside advisors.

•	The Audit Committee monitors and restricts the hiring of current and former Company employees by our independent auditor.

•	The Compensation Committee may only select or receive advice from a compensation consultant, legal counsel or other advisor to the Committee, other than in-house legal counsel, after taking into consideration the factors identified by NASDAQ as necessary to evaluate independence and affirmatively determine whether the consultant, legal counsel or advisor is independent in the judgment of the Compensation Committee.

•	There are no interlocks among Compensation Committee members.

•	The responsibilities of the committees of our Board set forth in each committee’s charter are regularly reviewed, updated as necessary and posted to the Company’s website.

•	The Company’s Code of Ethics is regularly reviewed and posted to the Company’s website.

•	The Board and each of its committees perform self-assessments.

•	The Board has adopted an “overboarding policy” which prohibits directors from serving on more than six public company boards.

•	The Board has adopted stock ownership guidelines for directors.

•	Each director attended at least 75% of the Board and committee meetings of which he or she was a member, and the Board has adopted an attendance policy requiring board members to attend 75% of the Board meetings and committee meetings of which each director is a member in each fiscal year with attendance excused in the case of medical issues or illness.

The Corporate Governance Guidelines and the following additional corporate governance materials are published at the General Finance Corporation website www.generalfinance.com under the “Corporate Governance” section:

•	Audit Committee Charter

•	Charter of the Lead Independent Director

•	Compensation Committee Charter

•	Code of Ethics

•	Corporate Governance Guidelines

•	Nominating and Governance Committee Charter

We will provide without charge copies of any the documents listed above upon written request to the General Finance Corporation Secretary, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

GOVERNANCE INFORMATION

Board of Directors

General Oversight

The business of the Company is managed under the direction of the Company’s Board. The Board’s general oversight responsibility is conferred by the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Bylaws. The leadership structure of the Board and its committees assist the Board in exercising its fiduciary duties as it oversees the Company’s business affairs, Chief Executive Officer performance and succession, internal controls over financial reporting and long-term strategy.

Leadership Structure

The Company does not have a formal policy concerning whether the same individual may serve as the Chief Executive Officer and Chairman of the Board. In June 2014, the Board approved a Charter for the Lead Independent Director, elected Ronald F. Valenta as the Chairman of the Board and elected James B. Roszak as the Lead Independent Director. The Charter of Lead Independent Director provides that the Lead Independent Director must be independent and delineates the powers of the Lead Independent Director, including the power to call meetings of the independent Board members, to develop agendas for executive sessions of the Board’s independent members and to preside at executive sessions of the Board’s independent directors. Ronald F. Valenta currently serves as the Chief Executive Officer and Chairman of the Board.

Risk Oversight

The identification, evaluation and mitigation of risks arising in connection with the Company’s businesses are the responsibility of the Company’s senior management. The Board’s responsibility is to understand the risks related to the Company’s businesses and to oversee senior management’s mitigation of those risks.

The Board and the Audit Committee receive regular reports from senior management concerning the risks related to the Company’s businesses.

The Audit Committee and the Nominating and Governance Committee have certain risk management oversight responsibilities and regularly report to the Board concerning risk management. These reports include the risks considered by each committee and the direction given to management to mitigate these risks. The Audit

Committee oversees compliance by the Company with legal requirements and regularly receives reports concerning the Company’s significant internal controls, steps taken by management to maintain a strong internal controls environment and enterprise risk management. In addition, representatives of the Company’s independent auditors attend Audit Committee meetings, deliver presentations to the Audit Committee and meet with the Audit Committee in private session. The Company’s Chief Financial Officer and General Counsel also meet in private session with the Audit Committee. The Nominating and Governance Committee develops corporate governance principles and oversees management’s evaluation and mitigation of risk relating to the Company’s Code of Ethics and business practices.

Corporate Governance

Our corporate governance reflects the principles that guide the Company. Our corporate governance framework specifies the duties, responsibilities and rights of our stockholders, Board and management. Our corporate governance principles are found in the Company’s charter documents, the Company’s Corporate Governance Guidelines, Company’s Code of Ethics, committee charters and other policies approved by the Board.

The Corporate Governance Guidelines were adopted by the Board in December 2010. The Corporate Governance Guidelines are reviewed at least annually to guide our corporate governance in response to changing regulatory requirements and as circumstances warrant.

Our Corporate Governance Guidelines, Code of Ethics and committee charters are available for review on our website http://www.generalfinance.com/corporate.html or may be requested without charge by written request to our Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The information on our website is not part of this Proxy Statement.

Director Independence

NASDAQ Stock Market Rules require that a majority of the members of the Board be “independent directors,” which is defined generally as a person, other than an officer or employee of the Company or its subsidiaries, having no relationship, which, in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. All members of the Board’s Audit, Compensation and Nominating and Governance Committees are “independent” within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In making these determinations, the Board was presented with a report from the Company’s General Counsel and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they relate to the Company. Each director and executive officer is required to complete a director and officer questionnaire each year which requires disclosure of transactions with the Company in which the director or officer, or any members of his or her family, have a direct or indirect material interest and which requires disclosure of any relationships or transactions which could interfere with the director’s exercise of independent judgment.

The Board has determined that Ms. Harris and Messrs. Baribault, Roszak, Tashjian and Trussler are independent under NASDAQ Stock Market rules and listing standards and have no relationship with the Company except as a director and stockholder. The Board determined that Mr. Valenta is not independent because he is the Chief Executive Officer of the Company. The Board determined that Mr. Marrero is not independent because he serves as the President of Main St. Personal Finance, Inc., a specialty finance company controlled by Mr. Valenta.

Executive Sessions of Independent Directors

The Company’s corporate governance guidelines require independent directors to meet, without management, at regularly scheduled executive sessions which generally may take place after regularly scheduled meetings of the entire Board. The Chairman of the Board, the Lead Independent Director or any two independent directors may call a special executive session of the independent directors at any time. Such special executive sessions may take place after a regular or special meeting of the entire Board or at such other time deemed appropriate.

Lead Independent Director

James B. Roszak has served as the Lead Independent Director since June 2014.

Board and Committee Meetings

The Board held six meetings during the fiscal year ended June 30, 2017, or fiscal year 2017, and acted by written consent four times. Five of the meetings were regular meetings, and one meeting was a special meeting. The Board holds meetings each fiscal year according to a pre-arranged schedule, but the Board also holds special meetings and acts by written consent from time to time as needed.

Each director attended more than 75% of all meetings of the Board and board committees on which he or she served during the period he or she was a director in fiscal year 2017.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee regularly delivers reports to the full Board concerning its meetings and actions. In fiscal year 2017 the independent directors met in executive session five times, and the Audit Committee met in executive session in three of its four regularly scheduled meetings.

Audit Committee. The Audit Committee consists of Mr. Roszak, as Chair, Mr. Baribault, Ms. Harris and Mr. Tashjian. The Board has determined that each member of the Audit Committee qualifies as “independent” within the meaning of The NASDAQ Stock Market Rules and Section 10A of the Exchange Act. Our Board has determined that Mr. Roszak, Mr. Baribault and Mr. Tashjian each qualify as an “audit committee financial expert,” as defined in the rules and regulations of the SEC. In addition, Mr. Roszak, Mr. Baribault, Ms. Harris and Mr. Tashjian have the past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in their financial sophistication.

The functions of the Audit Committee and its activities during fiscal year 2017 are described below under the heading “Report of the Audit Committee.”

The Board has adopted a written charter for the Audit Committee, and the Audit Committee within the past year has reviewed and assessed the adequacy of the charter. The Audit Committee charter was most recently amended in September 2016 concerning the Audit Committee’s oversight of the internal audit department. A copy of the Audit Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Audit Committee met five times in fiscal year 2017.

Compensation Committee. The Compensation Committee consists of Ms. Harris, as Chair, Mr. Baribault, Mr. Roszak and Mr. Tashjian, each of whom is an independent director under NASDAQ rules and listing standards. The purposes of the Compensation Committee are to determine and approve the goals, objectives and compensation structure for our executive officers, to review the performance of our executive officers and to review the Company’s management resources, succession planning and development activities.

The Board established the Compensation Committee in May 2006. The Compensation Committee adopted its charter in February 2007. The Compensation Committee reviews its charter annually and recommends to the Board any changes to the charter it believes are warranted. The Compensation Committee amended its charter in June 2011 and October 2013. The October 2013 amendments provided that each member of the Compensation Committee must be “independent” with the meaning of SEC and NASDAQ Stock Market Rules, that committee member independence must be evaluated from a variety of factors, including committee member compensation sources and affiliation with the Company and that the Company’s chief executive officer may not be present during voting or deliberations concerning his compensation. The June 2011 amendments to the charter provided that each member of the Compensation Committee must be independent within the meaning of NASDAQ Stock Market Rules and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934, as amended, and that prior to selection of an executive compensation advisor, the Compensation Committee must evaluate the independence of the executive compensation advisor by considering the factors identified by the SEC necessary to determine the executive compensation advisors are independent. A copy of the Compensation Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Compensation Committee met three times in fiscal year 2017.

Nominating and Governance Committee. The Nominating and Governance Committee consists of Mr. Tashjian, as Chairman, Ms. Harris and Mr. Roszak. The Nominating and Governance Committee is responsible for certain matters which include reviewing the size and composition of the Board, overseeing the selection of persons to be nominated to serve on our Board, maintaining and overseeing the corporate governance of the Company, assuring that the Board conducts an annual self-evaluation and periodically reviewing the Company’s succession plans.

The Board adopted a written charter for the Nominating and Governance Committee in January 2006 and amended its charter in September 2009. A copy of the Nominating and Governance Committee Charter is available free of charge on the “Corporate Governance” section in our website at www.generalfinance.com or by written request addressed to our Secretary.

The Nominating and Governance Committee met three times in fiscal year 2017.

Composition of the Board and Review of Director Nominees

The Nominating and Governance Committee periodically assesses and makes recommendations to the Board concerning the size and composition of the Board. The Nominating and Governance Committee seeks to achieve a balance of diverse knowledge, experience and capabilities on the Board. The committee is responsible for identifying and assessing potential director candidates from directors, management and stockholders. The Nominating and Governance Committee recommends qualified candidates to the Board.

Stockholders’ nominees for director must be delivered to the Company in writing and include the written consent of and background information concerning the nominee sufficient for the Nominating and Governance Committee to evaluate the candidate’s qualifications. Stockholder nominees for director must be delivered pursuant to all of the requirements described in the paragraphs below and the section of this Proxy Statement entitled “Stockholder Recommendations for Board Nominees.” When considering candidates for director, the Nominating and Governance Committee takes into account a number of factors, including the following:

•	Ethics and integrity;

•	Ability to attend regular and special board and committee meetings and willingness to perform the duties of a director;

•	Excellent moral character and reputation;

•	Industry knowledge, contacts and network of potential clients in industries served by the Company;

•	Ability to be responsible and fair-minded;

•	Prior experience, including service on boards of directors;

•	Senior-level management experience;

•	Whether the candidate has a background that would provide diversity to the Board; and

•	Possession of specific skills in auditing, accounting, personnel and finance.

Candidates need not possess all of these characteristics, nor are all of these factors weighed equally.

The Nominating and Governance Committee periodically determines whether any vacancies on the Board are expected. If vacancies are anticipated or arise, or the size of the Board expands, the Nominating and Governance Committee will consider potential candidates for director. Candidates may come to the attention of the Board through current Board members or management, stockholders or other persons. These candidates will be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates for directors recommended by stockholders who follow the proper procedures in submitting the recommendation. The Board will consider candidates recommended by stockholders using the same criteria it applies to candidates recommended by directors. To be considered for election at an annual meeting, the recommendation must be submitted no later than October 26, 2017. The recommendation must be in writing and addressed to the Secretary and must include the following: (i) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (ii) the name and contact information for the candidate; (iii) a statement of the candidate’s business and educational experience; (iv) information regarding each of the factors listed above (other than the factor regarding board size and composition) sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (v) a statement detailing any relationship between the candidate and any competitor of the Company; (vi) detailed information about any relationship or understanding between the writer and the candidate; and (vii) a statement that the candidate is willing to be considered and is willing to serve as a director if nominated and elected.

Compensation Committee Interlocks and Insider Participation

No person who served on the Compensation Committee in fiscal year 2017 was, during the year or previously, an officer or employee of the Company or had a relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Since July 2011 Mr. Marrero has served as the President of Main St. Personal Finance, Inc., a company controlled by Ronald F. Valenta. Mr. Valenta has the power to set Mr. Marrero’s incentive compensation. No other interlocking relationship exists between any member of the Board and any member of any other company’s board of directors or compensation committee.

Review and Approval of Transactions with Related Persons

The Company has not adopted a formal written policy regarding transactions with related persons. The Company’s Code of Ethics for Directors, Officers and Employees (“Code of Ethics”) requires the disclosure of all potential conflicts of interest. Delaware law in turn requires that each director or officer disclose to the Board all material facts relating to such director’s or officer’s relationship or interest in a proposed contract or transaction and that a majority of the Board, with any interested director abstaining, approve the contract or transaction in good faith.

The Board is responsible for reviewing any proposed transaction with related persons. The Board considers all relevant information in deciding whether to approve or reject a transaction with a related person. Information relating to transactions between the Company and related persons is set forth in “Transactions with Related Parties.”

Communication with the Board Directors

Stockholders may communicate with the Board in writing by mail delivered to the following address: General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary. All notices and communications received in writing will be distributed to the Chairman of the Board, the Lead Independent Director and, if applicable, the chairman or chair of the appropriate Board committee.

Code of Ethics

The Company’s Code of Ethics applies to all our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics sets forth the guiding principles by which the Board, officers and employees operate the Company’s businesses. The Code of Ethics is posted on our Internet website at www.generalfinance.com under the “Corporate Governance” section.

We will provide a copy of the Code of Ethics upon written request delivered to General Finance Corporation, 39 East Union Street, Pasadena, California 91103, Attention: Secretary.

Compensation of Non-Employee Directors

We currently have five non-employee directors who qualify for compensation. In fiscal year 2017 the five non-employee directors received cash compensation and an annual award of restricted stock.

Cash Compensation

In October 2011, the Compensation Committee approved a schedule of cash compensation of our non-employee directors which, as reflected by the table below, established that if a single committee meeting or multiple committee meetings are held on the same day, a director will receive a fee of $1,500. The following table summarizes the schedule of compensation of our non-employee directors (directors who also serve as officers currently receive no additional compensation for their services as directors), as amended on June 5, 2014. In addition to the compensation set forth below, each director is also eligible for reimbursement of reasonable expenses incurred in connection with the director’s services.

Annual Retainer—Non-Employee Chairman of the Board	$60,000
Annual Retainer—Lead Independent Director	60,000
Annual Retainer—Non-Employee Directors	40,000
Additional Annual Retainer—Audit Committee Chair	12,000
Additional Annual Retainer—Compensation Committee Chair	10,000
Additional Annual Retainer—Nominating and Governance Committee Chair	6,000
Committee Meeting Attendance Fee	1,500

The annual retainers are payable in advance in quarterly installments, and committee fees are paid at the end of each quarter. The Chairman of the Board shall have the discretion to pay additional fees to directors for meetings other than regular meetings of the Board.

Annual Award of Restricted Stock

Each non-employee director received an annual award of $45,000 in restricted stock that vests on the first anniversary of the date of grant.

The following table sets forth information regarding compensation earned during fiscal year 2017. Employee directors do not receive any compensation for service on the Board.

Fiscal Year 2017 Non-Employee Director Compensation

Name	Annual Retainer	Committee Chair Fees	Committee Meeting Fees	Total Cash Fees	Stock Awards(1)	Total
James B. Roszak	$60,000	$12,000	$14,000	$86,000	$45,000	$131,000
David M. Connell(2)	20,000	—	6,000	26,000	—	$26,000
Manuel Marrero	40,000	—	3,000	43,000	45,000	$88,000
Susan L. Harris	40,000	10,000	12,500	62,500	45,000	$107,500
Larry D. Tashjian	40,000	6,500	12,000	58,500	45,000	$103,500
William H. Baribault	40,000	—	11,000	51,000	45,000	$96,000

(1)	On December 1, 2016, each non-employee director was granted 11,111 non-vested equity shares, or restricted stock, with an aggregate value of $45,000 as of the date of grant based on the NASDAQ Stock Market closing price of $4.05 per share. These non-vested equity shares vest one year from the date of grant if the director continues to serve on the Board.
(2)	Mr. Connell retired from the Board effective December 1, 2016.

Stock Ownership Guidelines

In December 2013 the Board adopted stock ownership guidelines under which it is recommended that within four years each non-employee director acquire Company common stock with an aggregate fair market value equal to or greater than four times the annual cash retainer, not including committee cash retainers, received by each non-employee Company director. As of October 11, 2017, each non-employee director owned more Company common stock than is required by the Company’s stock ownership guidelines.

Director Attendance at Annual Meetings

We have scheduled a board meeting in conjunction with our Annual Meeting and expect that our directors will attend, absent a valid business or personal reason not to attend.

PROPOSAL 1:

ELECTION OF DIRECTORS

(Item Number 1 on the Proxy Card)

Background

Pursuant to our Amended and Restated Certificate of Incorporation, the Board must consist of no less than three members, the exact number of which is determined from time to time by the Board, divided into three classes designated Class A, Class B and Class C, respectively. Prior to the Annual Meeting, the number of directors was fixed at six, and if all three Class B directors and the one Class A director are elected, the number of directors will be fixed at eight.

The term of the Class A directors elected at the 2017 Annual Meeting will expire as of the annual meeting of stockholders in 2019, the terms of the Class B directors will expire as of the annual meeting of stockholders in 2017 and the terms of the Class C directors will expire as of the annual meeting of stockholders in 2018. Upon expiration of the terms of the directors of each class as set forth above, the terms of their successors in that class will continue until the end of their terms and until their successors are duly elected and qualified.

The Board has nominated three Class B directors, Susan L. Harris, James B. Roszak and Jody E. Miller, and one Class A Director, Douglas B. Trussler, for election by the stockholders. If all of the nominees in the preceding sentence are elected as directors, the number of directors will be increased from six to eight. If a nominee is unable to serve or for good cause will not serve, your proxy holders may vote for another nominee proposed by the Board. If any director resigns, dies or is otherwise unable to serve out his or her term, the Board may fill the vacancy until the next annual meeting.

Information Concerning the Nominees and Continuing Director

The following information is provided regarding the nominees and the continuing directors:

Name	Age	Director Since	Term to Expire
Class A Directors:
Manuel Marrero	59	2005	2019
Nominee—Douglas B. Trussler	46	—	2019
Nominees—Class B Directors:
James B. Roszak (Lead Independent Director)	76	2005	2020
Susan L. Harris	60	2008	2020
Jody E. Miller	50	—	2020
Class C Directors:
Ronald F. Valenta (Chairman)	58	2005	2018
William H. Baribault	72	2015	2018
Larry D. Tashjian	64	2014	2018

Nominees

Ms. Harris and Mr. Roszak are current directors, and Mr. Miller and Mr. Trussler will be new directors if elected. Each nominee has consented to serve as a director. The Board has no reason to believe that the nominees will be unable to serve as directors. If any nominee is unable to serve or should a vacancy occur before the annual meeting, the Board may designate a substitute nominee. If a substitute nominee is named, your shares will be voted in favor of the election of the substitute nominee designated by the Board.

Susan L. Harris has been a director since 2008 and the Chair of the Compensation Committee since February 2016. Ms. Harris served as a director of portable storage companies Mobile Services Group, Inc. and

Mobile Storage Group, Inc. from May 2004 to August 2006 and from May 2002 to August 2006, respectively. Ms. Harris retired from SunAmerica Inc., a NYSE-listed financial services company, where she served in a variety of positions between 1985 and 2000, including her most recent position as Senior Vice President, General Counsel and Corporate Secretary. Prior to joining SunAmerica Inc., Ms. Harris worked for the law firm of Lillick, McHose and Charles, specializing in corporate and securities law. Ms. Harris brings to our Board broad legal experience and knowledge of the portable storage industry that provide the Board with key perspectives in corporate governance, legal matters and portable storage.

Jody E. Miller has served as our President since January 2017 and General Finance Corporation Executive Vice President from June 2015 to January 2017. Since July 2017, Mr. Miller has also served as the President of Southern Frac LLC, the Chief Executive Officer of GFN Manufacturing Corporation and GFN North America Corp. and the Chief Executive Officer of Lone Star Tank Rental Inc. Mr. Miller has also served as the Chief Executive Officer of GFN North America Leasing Corporation since June 2016. Mr. Miller has served as director of GFN Manufacturing Corporation, Lone Star Tank Rental Inc., GFN North America Leasing Corporation, GFN U.S. Australasia Holdings, Inc. and Royal Wolf Holdings Limited since June 2014, September 2014, June 2016, June 2016 and July 2016, respectively. Mr. Miller served as a consultant to GFN Manufacturing Corporation from May 2013 to June 2015. Mr. Miller has over 25 years of experience in the equipment rental industry, including five years at Mobile Mini, Inc. as Executive Vice President and Chief Operations Officer, five years at Mobile Storage Group, Inc. as Senior Vice President and fifteen years at RSC Holdings, Inc. where he held many positions including Regional Vice President for seven years. Mr. Miller is a 1990 graduate of Central Missouri State University.

James B. Roszak has been a director since November 2005 and our Lead Independent Director since June 2014. Mr. Roszak was employed by the Life Insurance Division of Transamerica Corporation, a financial services organization engaged in life insurance, commercial lending, equipment leasing and real estate services, from 1962 until his retirement in 1997. From 1978 to 1988 Mr. Roszak was based in Toronto, Canada and during that time served as the President and Chief Executive Officer of Transamerica’s life insurance operations in Canada. In 1988 Mr. Roszak returned to the U. S. Life insurance operations as the Chief Marketing Officer and was subsequently named President, the capacity in which he served until his retirement. Mr. Roszak also served on the board of directors of buy.com, an Internet retailer and NASDAQ-listed company and also served as its interim Chief Executive Officer from February 2001 to August 2001 when it was taken private. He was also a director of National RV Holdings from June 2003 until July 2008. He is currently a member of the Board of Trustees of Chapman University where he is the Chairman of the Finance Committee. Our board benefits from Mr. Roszak’s management and board experience and deep knowledge of finance, accounting, international business, operations and risk management.

Douglas B. Trussler has served as a founding partner and investment committee member of Bison Capital Partners since 2001. From 1995 to 2000 Mr. Trussler served as a principal of Windward Capital Partners. Mr. Trussler graduated from the Richard Ivey School of Business Administration in 1993. Mr. Trussler’s experience includes capital markets fund raising, deal sourcing, mergers and acquisition due diligence and structuring and exit strategy execution.

Continuing Directors

William H. Baribault has served as the chief operating officer and president of the Richard Nixon Foundation from 2014 to the present. Mr. Baribault has also served as an independent trustee of the American Funds from 2009 to the present and as a principal of Oakwood Enterprises, a private investment and consulting firm, from 1998 to the present. Mr. Baribault’s broad range of experience, including manufacturing, retail sales, expansion of product portfolios and acquisition strategies provide the Board with important perspectives in those areas.

Manuel Marrero has been a director since November 2005, and Mr. Marrero served as a director of Royal Wolf Holdings Limited from October 2014 to October 2017. Since March 2009 Mr. Marrero has served as the

Chief Executive Officer of the specialty finance companies of General Finance Group, Inc., a company controlled by Ronald F. Valenta. From January 2004 to March 2009, Mr. Marrero worked as a financial and operations management consultant with several companies, principally focused in consumer products brand management. From May 2002 until January 2004, Mr. Marrero served as the Chief Financial Officer of Mossimo, Inc., a designer and licensor of apparel and related products. From 1999 to 2001, Mr. Marrero was the Chief Operating Officer and Chief Financial Officer of Interplay Entertainment Corp., a developer, publisher and distributor of interactive entertainment software, and from 1996 to 1999 Mr. Marrero served as the Chief Financial Officer of Precision Specialty Metals, Inc., a light gauge conversion mill for flat rolled stainless steel and high performance alloy. Mr. Marrero has served on the boards of directors of Interplay OEM, Inc., Shiney Entertainment, Inc., Seed Internet Ventures, Inc., L.A. Top Producers, LLC, Friends of Rancho San Pedro and Tree People. Mr. Marrero’s business experiences and entrepreneurial accomplishments assist the Board in shaping the Company’s strategy and growth.

Larry D. Tashjian has served as a director since February 2014 and the chair of the Nominating and Governance Committee since February 2016. He is the founder, President and CEO of CAM Capital Advisors, an opportunistic, valued-based manager in all asset classes. Prior to starting CAM Capital Advisors, he was Chief Executive Officer of Provident Investment Counsel (“PIC”), a Pasadena-based investment company that specializes in growth stocks. During his time with PIC (1981 – 2005), Mr. Tashjian was an integral part of the company’s growth. In 1995, he was intimately involved in the sale of PIC to United Asset Management, a New York Stock Exchange-listed company. He would go on to serve on its board of directors. Near the end of 2000, United Asset Management was acquired by Old Mutual PLC. Prior to joining PIC, Mr. Tashjian worked for the Bank of America, both in retail banking and corporate finance, and his professional career in investment management spans over 30 years. Mr. Tashjian’s other professional activities have included directorships at Bavarian Specialty Food Products, Southland Title Corporation, Lineage Capital Partners, S & S Portable Services and PGP Capital Advisors. He also currently serves as Chairman of Investment Managers Series Trust II, a multiple series trust investment company. In 2001, Mr. Tashjian helped found Professional Business Bank in Pasadena, California, which was initially sold to Belvedere Capital Management in 2005, and maintained his involvement with Professional Business Bank through continued board participation until the bank was ultimately sold again in late 2010. During this period of time, he served on the audit committee and chaired both the compensation and loan committees. Mr. Tashjian’s business and capital markets knowledge provide the Board with unique insights.

Ronald F. Valenta has served as a director and as our Chief Executive Officer since our inception. Mr. Valenta has been the Chairman of the Board since June 2014, and Mr. Valenta served as a director of Royal Wolf Holdings Limited from May 2011 until October 2017. Mr. Valenta has served as the chairman of General Finance Group, Inc. since 2008. From 1988 to 2003 Mr. Valenta served as the President and Chief Executive Officer of Mobile Services Group, Inc., a portable storage company he founded. From 2003 to 2006 Mr. Valenta was a founding director of the National Portable Storage Association, a storage industry non-profit organization. From 1985 to 1989, Mr. Valenta was a Senior Vice President of Public Storage, Inc. From 1980 to 1985, Mr. Valenta was employed by the accounting firm of Arthur Andersen & Co. in Los Angeles. Mr. Valenta’s experience in the portable storage industry, his financial and accounting background and the knowledge he acquired in managing diverse businesses provide the Board with key insights.

Vote Required

The three nominees for Class B director and the one nominee for Class A director receiving the highest number of “FOR” votes, or a plurality, of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of the three Class B directors and the one Class A director will be elected as the three Class B directors and the one Class A director, respectively. If you do not vote for a nominee, or you withhold authority to vote for the nominee on your proxy card, your vote will not count either “for” or “against” the nominee.

The persons appointed by the Board as proxies intend to vote for the election of the Director nominees, unless you indicate otherwise on the proxy or voting instruction card.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD NOMINEES.

PROPOSAL 2:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

(Item Number 2 on the Proxy Card)

Background

The Audit Committee has selected Crowe as our independent auditors for fiscal year ending June 30, 2018, or fiscal year 2018. We are asking the stockholders to ratify this selection. We expect a representative from Crowe to participate in the Annual Meeting and the representative will have the opportunity to make a statement if desired and to respond to appropriate questions by stockholders.

Aggregate fees billed to us by Crowe for professional services rendered with respect to our fiscal year ended June 30, 2016, or fiscal year 2016, and our fiscal year ended June 30, 2017, or fiscal year 2017, were as follows:

	2016	2017
Audit Fees	$823,966	$708,357
Audit-Related Fees	221,266	249,974
Tax Fees	—	—
All Other Fees	—	—

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees we paid for professional services for the audit of our consolidated financial statements, including those in our Annual Report on Form 10-K and local statutory audit requirements and reviews of our Quarterly Reports on Form 10-Q. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. “Tax fees” are fees for tax compliance, tax advice and tax planning.

The policy of the Audit Committee is that it must approve in advance all services (audit and non-audit) to be rendered by the Company’s independent auditors. The Audit Committee approved in advance the engagement of Crowe for services in fiscal year 2016 and fiscal year 2017.

Vote Required

The ratification of the selection of Crowe requires the affirmative vote of the holders of a majority of the number of shares present or represented by proxy and entitled to vote on this proposal. Abstentions will be counted as if voted “against” this proposal. If the stockholders do not ratify the selection, the adverse vote will be deemed to be an indication to the Audit Committee that it should consider selecting other independent auditors for fiscal year 2018. Because of the difficulty and expense of substituting accounting firms, it is the intention of the Audit Committee that the appointment of Crowe for fiscal year 2018 will stand unless, for a reason other than the adverse vote of the stockholders, the Audit Committee deems it necessary or appropriate to make a change. The Audit Committee also retains the power to appoint another independent auditor at any time or from time to time if it determines it is in our best interests.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF CROWE AS OUR INDEPENDENT AUDITORS FOR FISCAL YEAR 2018.

PROPOSAL 3:

AMENDMENT TO THE AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

The Board has unanimously approved an amendment (the “Amendment”) to the Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”), subject to stockholder approval at the Annual Meeting, that will increase the number of shares reserved for issuance under the 2014 Plan by 1,000,000 shares, from 1,500,000 to 2,500,000 shares of common stock, plus any stock options or shares of restricted stock that were granted under the 2009 Stock Incentive Plan (the “2009 Plan”) which are forfeited and are available for grant under the 2014 Plan. At June 30, 2017, 550,194 shares remained available for grant under the 2014 Plan.

The Board requests that our stockholders approve the Amendment because the Board believes the Amendment is in the best interests of General Finance Corporation and its stockholders. The Amendment will allow the Board and the Compensation Committee to continue to provide incentive stock options, nonqualified stock options, restricted stock grants, restricted stock units, stock appreciation rights, performance stock, performance units and other stock-based awards under the 2014 Plan. The Board believes that approval of the Amendment is in the best interests of the stockholders because it will provide the Board with the means to grant equity incentives to employees and directors. The Board also believes that these equity incentives will continue to develop ownership in and commitment to our growth and financial success. We believe this ownership and commitment will motivate our employees and directors to devote their best efforts to our business, thereby advancing the interests of our stockholders. The 2014 Plan will also enable us to attract able individuals to become employees or serve as directors.

2014 Stock Option Plan. Any stock options which are forfeited under the 2009 Plan will become available for grant under the 2014 Plan. If the Amendment is approved and 1,000,000 additional shares are reserved for issuance under the 2014 Plan, the total number of shares available under the 2014 Plan will not exceed the 2,500,000 shares, plus any options or restricted shares which were forfeited or are available for grant under the 2009 Plan. The 2009 Plan will expire on December 10, 2019, which is the tenth anniversary of the date the 2009 Plan was approved by the Company’s stockholders, and the 2014 Plan will expire on December 4, 2024.

Limits on Awards. If the Amendment is approved by stockholders, a maximum of 2,500,000 shares of common stock may be issued and awarded under the 2014 Plan, plus any options which were forfeited and are available for grant under the 2009 Plan. The maximum number of shares of common stock that may be subject to stock awards granted to any one participant who received an award under the 2014 Plan (“Participant”) during any single fiscal year period is 250,000. We may not issue fractional shares of common stock and will round down to the nearest whole share of common stock.

If any award shall terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of any common stock, is settled in cash in lieu of shares of common stock, or is exchanged with the Compensation Committee’s permission for awards not involving common stock, such common stock subject to the award shall be available again for grant under the 2014 Plan. Fractional shares of common stock will be rounded down to the nearest whole share of common stock.

Administration. Our Board has delegated administration of the 2014 Plan to the Compensation Committee. The members of the Compensation Committee are appointed from time to time by and shall serve at the discretion of the Board, and, unless otherwise determined by the Board, the Compensation Committee shall consist of no fewer than two directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), and (iii) an “independent director” for purposes of the rules and regulations of NASDAQ.

The Compensation Committee will have such powers and authority as may be necessary or appropriate to carry out the functions of the Compensation Committee as described in the 2014 Plan. Subject to the express limitations of the 2014 Plan, the Compensation Committee will have authority in its discretion to determine the individuals to whom, and the time or times at which, awards may be granted, as well as the terms and provisions of individual awards, including without limitation:

•	the number of shares, units or other rights subject to each award;

•	the exercise, base or purchase price of an award (if any);

•	the time or times at which an award will become vested, exercisable or payable, the performance goals and other conditions of an award;

•	the duration of the award; and

•	all other terms of the award.

The Compensation Committee shall have full and exclusive discretionary power to interpret the terms and intent of the 2014 Plan and any award agreement or other agreement in connection with the 2014 Plan. The Compensation Committee shall also have the full and exclusive discretionary power to adopt such rules, regulations, forms, instruments, and guidelines for administering the 2014 Plan as the Compensation Committee may deem necessary or proper. The Compensation Committee may delegate such responsibilities to another committee of the Board of Directors, an officer of the Company or such person as the Committee may designate.

The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the 2014 Plan or any award agreement. Subject to anti-dilution adjustment provisions in the 2014 Plan, without the prior approval of our stockholders, neither the Compensation Committee nor the Board of Directors may amend the 2014 Plan or any award to:

•	increase the number of shares that may be issued under the 2014 Plan;

•	amend the maximum number of shares subject to awards that may be granted during a fiscal year;

•	permit granting of stock options or stock appreciation rights at a price below the market value of our common stock on the date of the grant; and/or

•	make any other amendments or modifications which require stockholder approval under applicable law or the rules of NASDAQ.

No termination or amendment of the 2014 Plan may be made without the consent of the Participants whose awards would experience a material adverse effect.

Eligibility. Any person, who is an employee of us or any of our subsidiaries or any director, is eligible to receive awards and become a Participant under the 2014 Plan.

Types of Plan Awards. The 2014 Plan includes the following equity compensation awards: incentive stock options, nonqualified stock options, restricted stock grants, restricted stock units, stock appreciation rights, performance stock, performance units, cash and stock-based awards, the material terms of each are described below.

Stock Options. Stock options granted under the 2014 Plan may be either incentive stock options or nonqualified stock options. The award agreement for an option grant shall set forth the terms and provisions of the award, including the exercise price per share, the maximum duration of the option, the number of shares of common stock to which the option pertains, and the conditions upon which an option shall become vested and exercisable.

The exercise price per share of an option may not be less than the fair market value of our common stock on the date of the grant. The Compensation Committee may in its discretion specify an exercise price per share that is higher than the fair market value of our common stock on the date the option is granted. If a Participant owns more than 10% of our total combined voting power, then the minimum exercise price for an incentive stock option will be 110% of the fair market value of our common stock on the date the option is granted. The exercise price is payable in cash, shares of our common stock previously owned or as otherwise permitted by the Compensation Committee, including, without limitation, through a cashless (broker-assisted) exercise.

The Compensation Committee will determine the period during which a vested stock option may be exercised, provided that the maximum term of a stock option shall be ten years (or for incentive stock options, five years, in the case of a Participant who owns in excess of 10% of our total combined voting power) from the date the option is granted. Each Participant’s award agreement shall set forth the extent to which the Participant shall have the right to exercise the stock option following termination of the Participant’s employment with us and/or our subsidiary.

Stock option awards are nontransferable, other than by will or by the laws of descent and distribution. However, in appropriate circumstances, and only if explicitly noted in the award agreement and permissible by law, the Compensation Committee may provide for transferability of stock options.

Stock Appreciation Rights. A stock appreciation right entitles a Participant, upon settlement, to receive shares of common stock, a payment or a combination of shares of common stock and a payment based on the increase of the value of our common stock from the time the stock appreciation right is granted until the time it is exercised (or settled). The terms and conditions of an award will be set forth in an award agreement, except that payment may only be made in our common stock. Stock appreciation rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock appreciation rights will be exercisable or payable at such time or times and upon conditions as may be specified by the Compensation Committee in the award agreement, provided that the Compensation Committee may accelerate the exercisability or payment of a stock appreciation right at any time, including without limitation, in connection with a change of control or upon the death or disability of the Participant.

A stock appreciation right may, but need not, be granted in tandem with a stock option, either at the time of grant or at any time thereafter during the term of the stock option. A tandem stock option/stock appreciation right will entitle the holder to elect, as to all or any portion of the number of shares subject to such stock option/stock appreciation right, to exercise either the stock option or the stock appreciation right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A stock appreciation right granted in tandem with a stock option hereunder will have an exercise price per share equal to the per share exercise price of the stock option, which under the 2014 Plan shall not be less than 100 percent of the fair market value of the shares of our common stock on the date the right is granted, and will be vested and exercisable at the same time or times that a related stock option is vested and exercisable and will expire no later than the time at which the related stock option expires.

A stock appreciation right will entitle the holder, upon exercise or other payment of the stock appreciation right, as applicable, to receive an amount determined by multiplying: (i) the excess of the fair market value of a share of our common stock on the date of exercise or payment of the stock appreciation right over the exercise price of such stock appreciation right, by (ii) the number of shares as to which such stock appreciation right is exercised or paid. The award agreement governing the stock appreciation right may provide for settlement in cash, common stock or a combination of cash and common stock.

Awards made under the 2014 Plan involving deferrals of income, including stock appreciation rights, must satisfy the requirements of Section 409A of the Code to avoid adverse tax consequences to Participants. These requirements include limitations on election timing, including the timing of exercise of stock appreciation rights, acceleration of payments, and distributions of awards and award proceeds. We intend to structure any awards under the 2014 Plan, including awards of stock appreciation rights, to meet the applicable tax law requirements in Code Section 409A in order to avoid the adverse tax consequences to Participants.

Except as otherwise provided in a Participant’s award agreement or otherwise determined at any time by the Compensation Committee, stock appreciation rights may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Restricted Stock Awards. Restricted stock awards represent shares of our common stock granted subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. The restrictions imposed on shares granted under a restricted stock award will lapse in accordance with the vesting requirements specified by the Compensation Committee in the award agreement, provided that the Compensation Committee may accelerate the vesting of a restricted stock award at any time, including, without limitation, in connection with a change of control or upon the death or disability of the Participant. Such vesting requirements may be based on the continued service of the Participant with us or our subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Compensation Committee in its discretion. Restricted Stock awards will be subject to a vesting period as determined by the Compensation Committee. If the vesting requirements of a restricted stock award are not satisfied prior to the termination of the Participant’s service, the award will be forfeited and the shares of common stock subject to the award will be returned to us.

Shares of common stock granted under any restricted stock award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until all applicable restrictions are removed or have expired, except as provided in the restricted stock award agreement or otherwise allowed by the Compensation Committee. Holders of restricted stock will have all other rights of a stockholder with respect to shares of common stock, including the right to vote the shares and receive any dividends paid on common stock.

Performance Stock and Performance Units. The Compensation Committee may grant awards of performance stock or performance units to Participants in such amounts and upon such terms as the Compensation Committee shall determine. Each share of performance stock shall have an initial value equal to the fair market value of a share of common stock on the date of grant. Each performance unit shall have an initial value that is established by the Compensation Committee at the time of grant. The Compensation Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the cash value that will be paid out to the Participant.

Once the performance stock or performance units vest, the Participant shall be entitled to receive payout of the value earned by the Participant since the grant date, to be determined as a function of the extent to which the corresponding performance goals have been achieved. The Compensation Committee will pay earned performance stock or performance units in cash equal to the value of the earned performance stock or performance units at the close of the applicable vesting period, or as soon as practicable upon vesting. We intend to structure any performance stock or performance units to meet the applicable tax law requirements in Code Section 409A in order to avoid adverse tax consequences to Participants.

Except as otherwise provided in a Participant’s award agreement or otherwise determined at any time by the Compensation Committee, performance units or performance stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

Cash- and Other Share-Based Awards. The Compensation Committee may grant cash-based awards to Participants in such amounts and upon such terms, including the achievement of performance goals, as the Compensation Committee may determine.

The Compensation Committee may grant other types of equity-based or equity-related awards not otherwise described by the terms of the 2014 Plan (including the grant or offer for sale of unrestricted common stock) in such amounts and subject to such terms and conditions, as the Compensation Committee shall determine. Such awards may involve the transfer of actual shares of common stock to Participants, or payment in cash or otherwise of amounts based on the value of shares of common stock and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

We intend to structure any cash-and other share-based awards to meet the applicable tax law requirements in Code Section 409A in order to avoid certain adverse tax consequences to Participants.

Non-Employee Director Awards. In fiscal year 2017, each non-employee director was granted non-vested equity shares with an aggregate value of $50,000 as of the date of grant. The non-employee directors therefore were granted 11,111 shares of non-vested equity shares, or restricted stock, with a value of $4.50 per share. These non-vested equity shares vest one year from the date of grant if the director continues to serve on the Board of Directors.

Repricings. The Compensation Committee has the authority under the 2014 Plan to reprice any outstanding option or stock appreciation right without the prior approval of our stockholders. For purposes of the 2014 Plan, “repricing” includes lowering the exercise price of an option or the grant price of a stock appreciation right after it is granted and canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for an option, a restricted stock award or other equity related award. To date, no outstanding option or stock appreciation right has been repriced under the 2009 Plan or the 2014 Plan.

Adjustments. In the event of a stock dividend, recapitalization, stock split, reverse stock split, spin-off, or other distribution of our stock or property, the Compensation Committee may, in its sole discretion, in order to prevent dilution or enlargement of a Participant’s rights under the 2014 Plan, substitute or adjust the number and kind of shares available for grant under the 2014 Plan, and subject to the various limitations set forth in the 2014 Plan, the number and kind of shares subject to outstanding awards under the 2014 Plan, and the exercise, settlement or grant price of awards. In addition, the Compensation Committee, in its sole discretion, may also make appropriate adjustments in the terms of any award under the 2014 Plan, including modifying the performance goals or changing the length of any vesting period, to reflect such an event.

The impact of a merger or reorganization or other change of control on awards outstanding under the 2014 Plan shall be specified in the agreement relating to the award. Such agreement may provide for, among other things, acceleration of benefits, lapsing of restrictions, vesting of benefits and such other terms and conditions as may be contained in such written agreement; provided however, that such written agreement may not increase the maximum amount of any outstanding award.

Section 162(m) Awards. Awards of options and stock appreciation rights granted under the 2014 Plan will automatically qualify for the “performance-based compensation” exception under Code Section 162(m) pursuant to their expected terms. Cash-based awards and awards of restricted stock, performance units and stock may qualify under Code Section 162(m) if the terms of the award state, in terms of an objective formula or standard, the method of computing the amount of compensation payable under the award and preclude discretion to increase the amount of compensation payable under the terms of the award.

Term of 2014 Plan. The 2014 Plan will terminate in December 2024, the tenth anniversary of the date of its approval of the Company’s stockholders. The Board may, in its discretion and at any earlier date, terminate the 2014 Plan. Notwithstanding the foregoing, no termination of the 2014 Plan will have a material adverse effect on any award theretofore granted without the consent of the Participants or the permitted transferee of the award.

Summary of Material Federal Income Tax Consequences of the 2014 Plan. The following is a brief summary of certain federal income tax consequences of participation in the 2014 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2014 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each Participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Stock Options. No taxable income will be recognized by a Participant under the 2014 Plan upon either the grant or the exercise of an incentive stock option. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an incentive stock option, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an incentive stock option occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the Participant’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the Participant in an amount equal to the lesser of

(i)	the fair market value of the stock on the date of exercise minus the exercise price; or

(ii)	the amount realized on disposition minus the exercise price.

If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the Participant in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant as a result of a disposition of the shares received upon exercise of an incentive stock option.

The exercise of an incentive stock option may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an incentive stock option over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. A Participant who is subject to alternative minimum tax in the year of exercise of an incentive stock option may claim as a credit against the Participant’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the incentive stock option. This credit is available in the first year following the year of exercise in which the Participant has regular tax liability.

Nonqualified Stock Options. Generally, no taxable income is recognized by a Participant upon the grant of a nonqualified stock option. Upon exercise, however, the Participant will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the Participant who is our employee is subject to employment taxes and income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to pay the taxes due, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the Participant, provided that certain reporting requirements are satisfied. If the exercise price of a nonqualified stock option is paid by the Participant in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the Participant as a result of such exercise. If the exercise price is paid by delivering shares of our common stock already owned by the Participant or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the Participant on the already-owned shares exchanged (however, the Participant will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the Participant, up to the number of the old shares exchanged, will have the same tax basis and holding period as the Participant’s basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the Participant plus the amount of income recognized by the Participant as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the proceeds realized and the Participant’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Stock. If no election is made under Code Section 83(b) and repurchase rights are retained by us, a taxable event will occur on each date the Participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. Any dividends received with respect to shares subject to the restrictions will be treated as additional compensation income and not as dividend income. The Participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a Participant who is an employee will be subject to employment taxes and income tax withholding by us out of the Participant’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the Participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the Participant. The Participant’s holding period for capital gains begins on the date the restrictions on the shares lapse. The Participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized. If instead a Code Section 83(b) election is made not later than 30 days after the date of transfer, then the Participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares. Any change in the value of the shares after the date of grant will be taxed as a capital gain or capital loss only if and when the shares are disposed of by the Participant. If the Section 83(b) election is made, the Participant’s holding period for capital gains begins on the date of grant. The Section 83(b) election is irrevocable. If a Section 83(b) election is made and the Participant then forfeits the restricted stock, the Participant may not deduct as a loss the amount previously included in gross income. We will be entitled to a deduction at the same time, and in an amount equal to, the ordinary income recognized by the Participant with respect to shares of restricted stock.

Stock Appreciation Rights. Generally, no taxable income is recognized by a Participant receiving a stand-alone non-vested stock appreciation right payable in cash at the time the stock appreciation right is granted where the Participant is required to exercise the stock appreciation right at the time it becomes vested. Upon exercise, if the Participant receives the appreciation inherent in the stock appreciation right in cash, the cash will be taxed as ordinary income to the Participant at the time it is received so long as the right is exercised as it becomes vested. If the Participant receives the appreciation inherent in a stock appreciation right in stock, the amount of such appreciation will be taxed as ordinary income at the time it is received. The ordinary income the Participant recognizes will be subject to employment taxes and income tax withholding by us. If a stock appreciation right payable in cash is not required to be exercised as it becomes vested, or if a stock appreciation right payable in stock (i) has a Stock appreciation right exercise price less than the fair market value of the underlying stock on date of grant, (ii) is payable in a form other than shares of our publicly traded stock, or (iii) has a compensation deferral feature other than deferral of income until the exercise of the right, then such right may subject a Participant to certain adverse tax consequences under Code Section 409A, discussed below.

We are not entitled to a federal income tax deduction upon the grant or termination of a stock appreciation right. However, upon the settlement of a stock appreciation right, we are entitled to a deduction equal to the amount of ordinary income the Participant is required to recognize as a result of the settlement.

Stock Unit Awards. Stock unit awards are generally includable in income in the year received or made available to the Participant without substantial limitations or restrictions. However, depending on their terms, stock unit awards may be subject to Code Section 409A, discussed below, which in certain circumstances will result in adverse tax consequences to Participants. Generally, we will be entitled to deduct the amount the Participant includes in income as a compensation expense in the year of payment.

Performance Stock and Performance Unit Awards. Participants generally will not recognize taxable income upon the granting of performance-based awards. Instead, Participants will recognize as ordinary income, and we will have as a corresponding deduction, any cash received in payment of an amount due under the performance-based award. The ordinary income the Participant recognizes will be subject to employment taxes and tax withholding by us.

Other Stock-Based Awards. The tax consequences associated with any other stock-based award will vary depending on the specific terms of the award, including whether the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the Participant under the award, the applicable holding period, the nature of any deferral feature, and the Participant’s tax basis.

Cash Awards. Awards payable in cash are includible in the Participant’s gross income when paid and deductible by us when paid or accrued.

Deferred Compensation. As noted above in the description of the 2014 Plan, any deferrals made under the 2014 Plan, including awards granted under the plan that are considered deferred compensation, must satisfy the requirements of Code Section 409A to avoid adverse tax consequences to Participants, which include the current inclusion of deferred amounts in income and interest and a surtax on any amount included in income. The Section 409A requirements include limitations on election timing, acceleration of payments, and distributions. Section 409A applies to certain stock appreciation rights, stock unit awards, discounted stock options, and other awards that provide the Participant with an opportunity to defer to recognition of income. We intend to structure any awards under the 2014 Plan to meet the applicable tax law requirements under Code Section 409A in order to avoid its adverse tax consequences.

Tax Withholding. Participants are responsible for payment of any taxes or similar charges required by law to be withheld from an award or an amount paid in satisfaction of an award, which shall be withheld from other compensation payable to the Participant or otherwise paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an award. The award agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of award.

Non-United States Taxpayers. If a Participant is subject to the tax laws of any country other than the United States, the Participant should consult his or her own tax and legal advisors to determine the tax and legal consequences of any award received under the Plan.

The foregoing statement is only a summary of the material federal income tax consequences of the Plan and is based on our understanding of present federal tax laws and regulations.

A copy of the Amendment is attached to this proxy statement as Annex A.

Outstanding Options

Reference is made to our Annual Report Form 10-K for the year ended June 30, 2017 for information concerning outstanding options under the 2009 Plan and the 2014 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE GENERAL FINANCE CORPORATION AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee oversees the financial reporting process on behalf of the Board of Directors. In fulfilling its oversight responsibilities the Audit Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K filed with the SEC and the unaudited financial statements included with Quarterly Reports on Form 10-Q filed with the SEC.

The Audit Committee met and discussed with management and the independent auditors the matters required to be discussed under the rules and standards of the Public Company Accounting Oversight Board (“PCAOB”). These discussions included the clarity of the disclosures made therein, the underlying estimates and assumptions used in the financial reporting, the reasonableness of the significant judgments and management decisions made in developing the financial statements and the testing and evaluation of the system of internal control over financial reporting. In addition, the Audit Committee has discussed with the independent auditors their independence from the Company and has received the written letter required by the PCAOB from the independent auditors.

The Audit Committee also met and discussed with the independent auditors the overall scope and objectives of the audit, the Company’s critical accounting policies and the specific results of the audit. Management was present at all or some part of each of these meetings.

Pursuant to the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is neither the Committee’s duty nor responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and may not be, and do not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, members have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, consultations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent accountants are in fact “independent.”

Respectfully Submitted,

James B. Roszak (Chair)

William H. Baribault

Susan L. Harris

Larry D. Tashjian

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of October 10, 2017, by (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

	Beneficial Ownership
Name	Number of Shares(1)	Percent of Class(1)

Directors and Executive Officers
Ronald F. Valenta(2)(3)	4,821,976	18.0%
James B. Roszak(2)(4)	115,377	(* )
Larry D. Tashjian(2)(5)	225,656	(* )
Manuel Marrero(2)(6)	147,452	(* )
Susan L. Harris(2)(8)	52,827	(* )
William H. Baribault(2)(9)	22,194	(* )
Charles E. Barrantes(2)(10)	221,250	(* )
Christopher Wilson(2)(11)	451,852	1.7%
Jeffrey Kluckman(2)(12)	232,297	(* )
Neil Littlewood(13)	-0-	(* )
Theodore M. Mourouzis(14)(15)	613,516	2.3%
Jody M. Miller(2)(16)	281,928	1.1%
All executive officers and directors as a group (twelve persons)	7,186,325	25.9%
5% Stockholders
Olowalu Holdings, LLC(17)	2,680,498	10.1%
2863 S. Western Avenue Palos Verdes, California 90275
Neil Gagnon(18)	5,228,921	19.6%
1370 Avenue of the Americas, Suite 2400 New York, New York 10019
Ronald L. Havner, Jr. and Lee Ann R. Havner (19)	3,083,390	11.6%
c/o Karl Swaidan Hahn & Hahn LLP 301 East Colorado Boulevard, Suite 900 Pasadena, California 91101
Ebb Tide Investments Limited(20)	1,369,336	5.1%
Second Floor Windsor Place 22 Queen Street Hamilton, HM HX Bermuda

(1)	Based on 26,620,188 shares of common stock outstanding as of October 10, 2017. In accordance with the rules of the SEC, person is deemed to be the beneficial owner of shares that the person may acquire within the following 60 days (such as upon exercise of options or warrants or conversion of convertible securities). These shares are deemed to be outstanding for purposes of computing the percentage ownership of the person beneficially owning such shares but not for purposes of computing the percentage of any other holder.
(2)	Business address is c/o General Finance Corporation, 39 East Union Street, Pasadena, California 91103.
(3)	Includes 4,533,498 (including 100,000 restricted shares) shares owned, 52,478 shares owned by Mr. Valenta’s wife and minor children and 236,000 shares that may be acquired upon exercise of options.

(4)	Includes 97,377 shares owned (including 11,111 restricted shares) and 18,000 shares that may be acquired upon exercise of options.
(5)	Includes 176,011 shares owned (including 11,111 restricted shares), 13,500 shares owned by Mr. Tashjian’s children over which Mr. Tashjian exercises investment power, 30,000 shares owned by a family limited partnership and 6,145 shares owned by a family trust.
(6)	Includes 129,452 shares owned (including 11,111 restricted shares) and 18,000 shares that may be acquired upon exercise of options.
(7)	Not used.
(8)	Includes 34,827 shares owned (including 11,111 restricted shares) and 18,000 shares that may be acquired upon exercise of options.
(9)	Consists of 22,194 shares owned (including 11,111 restricted shares).
(10)	Includes 92,750 shares (including 25,000 restricted shares) owned and 128,500 shares that may be acquired upon exercise of stock options.
(11)	Includes 98,352 shares (including 16,667 restricted shares) owned and 353,500 shares that may be acquired upon exercise of stock options
(12)	Includes 78,788 shares (including 25,000 restricted shares) owned, 175 shares owned by Mr. Kluckman’s child living in his residence and 153,334 shares that may be acquired upon exercise of stock options.
(13)	Business address is Suite 201, Level 2, 22-28 Edgeworth David Avenue, Hornsby, New South Wales, Australia 2077
(14)	Business address is 9155 Harrison Park Court, Indianapolis, Indiana 46216.
(15)	Includes 424,530 shares owned, 2,819 shares owned by Mr. Mourouzis’ minor children and 186,167 shares that may be acquired upon exercise of stock options.
(16)	Includes 281,928 shares owned (including 193,288 restricted shares).
(17)	Information is based upon Amendment No. 4 to Schedule 13G filed on January 3, 2013. Olowalu Holdings, LLC (“Olowalu”), is a Hawaiian limited liability company, of which Rick Pielago and Marc Perez are the managers. Olowalu shares voting and investment power as to all of the shares shown with U.S. Commonwealth Life A.I., a Puerto Rican company, and the Ronald Valenta Irrevocable Life Insurance Trust No. 1, a California trust, of which Mr. Pielago is trustee. The Ronald Valenta Irrevocable Life Insurance Trust No. 1 is an irrevocable family trust established by Ronald F. Valenta in December 1999 for the benefit of his wife at the time, any future wife, and their descendants. Mr. Valenta, himself, is not a beneficiary of the Trust, and neither he nor his wife or their descendants has voting or investment power, or any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by the Trust. Mr. Pielago and Mr. Perez may be deemed to be the control persons of Olowalu, and Mr. Pielago may be deemed to be the control person of the Ronald Valenta Irrevocable Life Insurance Trust No. 1.
(18)	Information is based upon Schedule 13G filed on January 24, 2017.
(19)	Information is based upon Amendment No. 7 to Schedule 13D filed on August 22, 2017. The shares shown consist of 1,581,390 shares owned by the Havner Family Trust, 2,000 shares held by Ronald L. Havner, Jr. and 1,500,000 shares owned by JCS Ventures II, LLC, a limited liability company of which Mr. Havner and Mrs. Havner act as managers.
(20)	Information is based on Amendment No. 5 to Schedule 13G filed January 3, 2013. Ebb Tide Investments Limited (“Ebb Tide”) is a Bahamas limited company, of which Colin James is the director. Ebb Tide shares voting power with Magna Carta Life Insurance Ltd. (“Magna Carta”), a Bermuda limited company. Ebb Tide, Magna Carta and HFD Family Trust (“HFD Trust”), a Cayman Islands Trust of which Rick J. Pielago is the protector. The HFD Trust is an irrevocable family trust established by Ronald F. Valenta in August 2008 for the benefit of his minor children and their descendants. Mr. Valenta, himself, is not the beneficiary of the HFD Trust, and neither he nor his minor children nor their descendants have voting or investment power, of any other legal authority, with respect to the shares shown. Mr. Valenta disclaims beneficial ownership of the shares held by Ebb Tide, Magna Carta and the HFD Trust. Colin James may be deemed to be the control person of Magna Carta, and Mr. Pielago may be deemed to be the control person of Ebb Tide and the HFD Trust.

COMPLIANCE WITH SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and 10% stockholders to file reports with the SEC on changes in their beneficial ownership of common stock and to provide us with copies of the reports. We believe that all of these persons filed all required reports on a timely basis in fiscal year 2017.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee shall not be deemed to be incorporated by reference into any previous filing by the Company under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2017 Proxy Statement. Based on our review and discussion, we have recommended to the Board that the following Compensation Discussion and Analysis be included in the Company’s 2017 Proxy Statement.

Compensation Committee

Susan L. Harris (Chair)

William Baribault

James B. Roszak

Larry D. Tashjian

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Objectives

The Company’s compensation program aligns the interests of our executive officers with the interests of our stockholders. The Company’s compensation programs do so by establishing short-term and long-term and strategic goals to increase stockholder value and rewarding the achievement by executive officers of those goals. The Compensation Committee periodically reviews and makes recommendations with respect to the adoption and implementation of equity-based and non-equity based compensation plans for executive officers. We therefore structure the compensation of our executive officers to reward the achievement of the strategic goals that drive stockholder value.

Advisory Vote in Executive Compensation

At our 2016 annual meeting of stockholders we held our second advisory vote on executive compensation and our second advisory vote on the frequency of future advisory votes on executive compensation. The 2016 non-binding, advisory vote on executive compensation was approved, and the Company’s stockholders voted to hold a triennial vote on executive compensation. The Company held its initial advisory vote on executive compensation at its annual meeting of stockholders in December 2013 at which time a non-binding, advisory vote on executive compensation was approved. At our 2013 annual meeting of stockholders in December 2013, we held our first advisory vote on the frequency of future advisory votes on executive compensation and the Company’s stockholders voted to hold a triennial vote on executive compensation.

Executive Compensation Program

The Compensation Committee of the Board is responsible for the establishment and development of the Company’s compensation philosophy. The Compensation Committee establishes, implements and monitors the structure of the Company’s executive compensation program.

The Compensation Committee designs the executive compensation program to achieve the following key goals:

•	Reinforce the business strategy;

•	Balance rewards addressing both short-term and long-term strategic objectives;

•	Motivate executives to deliver a high degree of business performance without encouraging unnecessary risk taking;

•	Align executives’ interests with the stockholders’ interests; and

•	Attract and retain talented executives whose skills and achievements will increase stockholder value.

In September 2017 the Company funded an off-market takeover bid (the “Bid”) to acquire the 49,188,526 publicly traded shares (the “Shares” or “Minority Interest”) of Royal Wolf Holdings Limited (“Royal Wolf”) not owned by GFN and its subsidiaries. Following the funding of the Bid, the Company and its subsidiaries owned 98.9% of the outstanding Royal Wolf shares, and Royal Wolf’s shares were delisted from public trading in October 2017. The Company expects that the compulsory acquisition of the remaining shares of Royal Wolf not owned will be completed in November 2017 and that the Compensation Committee will resume making the compensation goals and metrics for senior management of Royal Wolf.

The Royal Wolf Holdings Nomination and Remuneration Committee set the compensation goals and metrics of the chief executive officer and senior management of Royal Wolf Holdings in fiscal year 2017. The Nomination and Remuneration Committee of Royal Wolf Holdings established non-equity performance based compensation for fiscal year 2017 for Mr. Littlewood under which 60% of his potential bonus was based on Royal Wolf Holdings’ achievement of earnings before interest, income taxes, depreciation and amortization and after non-operating costs (“EBITDA”) goals, 25% on the deployment of man camp assets, 5% on the delivery of a succession planning model, 5% on completion of acquisitions with targeted fleet metrics and 5% on achieving utilization targets.

The Compensation Committee determines the structure and amount of all executive officer compensation, including grants of equity and non-equity compensation, after receiving recommendations from management and input from its independent compensation consultant, Semler Brossy.

The Compensation Committee believes the structure and implementation of the executive compensation program in fiscal year 2017 implemented its compensation philosophies. Non-equity, performance-based incentive compensation for fiscal year 2017, which set 53.3% of the potential annual bonus for our chief executive officer, 40% of the potential bonus for our chief financial officer, 50% of our president and 50% of the president of Pac-Van, Inc. was based upon achieving EBITDA. The remaining non-equity, performance-based incentive compensation for these executives was based on the attainment of key performance indicators created for each executive. The Compensation Committee believes this compensation program structure focuses the executive team on increasing revenues and profitability, a key element of the Company’s business strategy. Other non-financial objectives of performance-based incentive compensation of our chief executive officer and our president included delivering the Company’s balance sheet, devoting time to developing the Company’s North American operations, completing acquisitions, updating the Company’s strategic plan, further developing sales and marketing programs and related goals, developing each subsidiary’s senior management and other goals. The Compensation Committee believes that the compensation plans of Lone Star Tank Rental Inc. (“Lone Star”), Pac-Van, Inc. (“Pac-Van”), Royal Wolf Holdings and Southern Frac, LLC (“Southern Frac”), and the risks taken by their respective management teams to meet compensation plan goals, do not vary significantly between the four businesses.

The Compensation Committee also believes that compensation plans and practices of the Company, Lone Star, Pac-Van, Royal Wolf Holdings and Southern Frac do not create risks that are reasonably likely to have a material adverse effect on the Company. For fiscal year 2017, non-equity, performance-based compensation goals established by the Compensation Committee were based upon a variety of metrics, which include EBITDA, and key performance indicators. These objectives and metrics require executives to consider a variety of operating results in pursuing their compensation goals. The Compensation Committee believes that the structure of the non-equity, performance-based compensation emphasizes long-term results, thereby reducing the risk that executives would take undue risk to achieve short-term goals. The Compensation Committee therefore believes the structure of the compensation plans for annual bonuses and the vesting of equity awards stock do not create risks that are reasonably likely to have a material adverse effect on the Company.

For the fiscal year 2017, the principal components of compensation for the principal executive officer, the principal financial officer and the other three most highly compensated executive officers, or collectively the Named Executive Officers, were:

1.	Annual base salary;

2.	Non-equity performance-based annual incentive compensation; and

3.	Long-term equity incentive compensation.

Our Compensation Committee made all final compensation decisions for our Named Executive Officers for fiscal year 2017, except for Mr. Littlewood for whom all final compensation decisions were made by the Nomination and Remuneration Committee of Royal Wolf Holdings.

Elements of Compensation.

Base Salaries. Annual base salaries provide executive officers with a minimum level of cash compensation. We establish base salaries at levels so that a significant portion of the total cash compensation such executives can earn is performance-based (through annual incentive compensation). Base salaries are set based on factors, as applicable, that include whether a salary level is competitive with comparable companies, the recommendations of Mr. Valenta for the other Named Executive Officers and the business judgment of the members of the Compensation Committee, as discussed further below.

Bonuses. Annual cash bonuses are designed to reward our executive officers, including each of the Named Executive Officers and certain employees, for achievement of financial and operational goals and individual performance objectives to enable us to meet long and short-term goals. In fiscal year 2017 the objectives related to financial metrics, such as EBITDA goals, and the achievement of other corporate, operational and financial goals. These goals and bonuses are determined annually at the discretion of the Compensation Committee in consultation with Mr. Valenta as the Chief Executive Officer.

The Compensation Committee elected not to pay the portion of bonuses based on achieving EBITDA goals to our chief executive officer, president and chief financial officer because the Company did not achieve its fiscal year 2017 EBITDA goal. The president of Pac-Van, Inc., however, did receive a bonus based upon Pac-Van, Inc. exceeding its fiscal year 2017 EBITDA goal. The Compensation Committee decided to pay a portion of the annual cash bonuses for fiscal year 2017 performance was based upon the achievement of some of the Company’s strategic goals by the Named Executive Officers and other officers. The Compensation Committee determined that a portion of the fiscal year 2017 annual cash bonuses for each Named Executive Officer would be paid based upon the achievement of some of the Company’s strategic goals; the Compensation used their collective business judgment in making these decisions after assessing the achievement of those goals, the bonus targets and the recommendations of Mr. Valenta. The Compensation Committee sets these goals after considering a variety of factors. The Compensation Committee does not believe that the structure of the bonuses or equity based compensation will require the executive officers to operate the Company’s businesses in ways or using methods that will expose the Company to risks that are reasonably likely to have a material adverse effect on the Company.

Equity-Based Compensation. Equity awards of stock options and restricted stock are long-term incentives designed to reward long-term growth in the stockholder value. Stock option and restricted stock awards assist in the retention of executives because they are not exercisable at the time of grant and achieve their maximum value only if vesting conditions, which include performance goals and continued employment are met. Stock options have value solely to the extent that the price of our common stock increases over the exercise price set as of the date of grant. The Compensation Committee believes that our executive officers should have an incentive to improve the Company’s performance by having an ongoing stake in the success of our business. The Compensation Committee seeks to create this incentive by granting executive officers stock options and restricted stock.

Stock Option and Restricted Stock Grant Practices

Grants of stock options and restricted stock to all of our executive officers and other employees, including the Named Executive Officers, must be approved by the Compensation Committee, which consists entirely of independent directors. Grants occur only at meetings of the Compensation Committee and such grants are made effective as of the date of the meeting or a future date, as in the case of the hiring of a new employee. Awards of stock options and restricted stock are not timed in coordination with the release of material non-public information. The exercise price of all stock options and restricted stock granted is equal to the closing market price of our common shares on the date of grant so that the executive officer may not profit from the option unless the price of our common shares increases.

The Compensation Committee determines stock option and restricted stock award levels in their discretion, primarily based on the recommendations of Mr. Valenta, consideration of the importance of an individual’s responsibilities and performance within the Company and equity awards at comparable companies.

Options and restricted stock granted by the Compensation Committee also are designed to help us retain executive officers in that options and restricted stock are not exercisable at the time of grant, and achieve their maximum value only if performance criteria are met or if the executive remains in the Company’s employ for a period of years. All options and restricted stock granted to executive officers and employees in fiscal year 2017 vest ratably over three years based on continued employment. The Compensation Committee believes that these vesting arrangements align the interests of option holders with stockholders by emphasizing a long-term view of building stockholder value. The Compensation Committee also believes that multi-year vesting reduces the risks that could arise from undertaking initiatives to realize annual EBITDA goals, such as through acquisitions or capital expenditures, that could attain short-term goals while adversely effecting long-term stockholder value.

Grants of stock options and restricted stock under the 2009 Plan and the 2014 Plan are subject to the recoupment provisions included in each plan which require each option holder to forfeit all or any portion of an option grant and to reimburse the Company for all proceeds received from exercising stock options and restricted stock if (i) payment, grant or vesting was predicated on the achievement of financial results that were subsequently the subject of a material financial misstatement, (ii) the Board determines the award recipients engaged in fraud or misconduct that caused or partially caused the material financial restatement of the Company or any affiliate and (iii) a lower payment, award or vesting would have occurred based on the financial results.

Role of Executive Officers.

In general, Mr. Valenta attends all meetings of the Compensation Committee at which compensation of the other Named Executive Officers or compensation policy is reviewed other than when his compensation is being discussed. Mr. Valenta does not vote on items before the Compensation Committee. The Compensation Committee and the Board solicit Mr. Valenta’s views on the performance of the executive officers who report to him.

Compensation Surveys.

Each component of compensation we pay to our Named Executive Officers—salary, cash bonuses, stock options and restricted stock—is based generally on the Committee’s assessment of each individual’s role and responsibilities. Consideration of market rates is an additional factor reviewed by the Committee in determining compensation levels. The Compensation Committee engaged Semler Brossy in fiscal year 2015 as its compensation consultants to analyze the Company’s compensation program, to provide a benchmarking analysis which compared the Company’s compensation program to industry peers and comparable companies and to assist with the design and implementation of the Company’s compensation program.

The Compensation Committee also bases its payment of base salary and annual bonuses for Named Executive Officers, other than the chief executive officer, on the attainment of objectives established by the

Compensation Committee and based upon recommendations from Mr. Valenta. In establishing individual bonuses for senior executives, the Compensation Committee considers growth in the enterprise value, common stock price, EBITDA and other financial and corporate objectives, together with the executive officer’s contribution to the Company’s growth and profitability.

Compensation of Executives

The Compensation Committee sets the base salaries, bonus and equity compensation for the Named Executive Officers after consideration of benchmarking and other analyses from Semler Brossy, its independent compensation consultant, and recommendations prepared by Mr. Valenta. Mr. Valenta used information relating to each executive officer’s responsibilities and achievements in accomplishing the corporate objectives set by the Compensation Committee for the previous year, his assessment of the individual performance of each Named Executive Officer and to recommend to the Compensation Committee the annual incentive bonuses for each of the other Named Executive Officers.

The implementation of the executive compensation program underlined our commitment to pay for performance. Executives who achieved annual, long-term and strategic goals received compensation in accordance with their compensation plans, while executives who failed to achieve their goals received compensation corresponding to their performance.

In June 2017, the Compensation Committee considered the Company’s fiscal year 2017 revenues and EBITDA and the recommendations of Mr. Valenta with respect to the individual performance of the other Named Executive Officers and the payment of bonuses for fiscal year 2017. The Company did not meet its EBITDA goal for fiscal year 2017, so the portion of the fiscal year 2017 bonus based upon EBITDA was not paid, except in the case of the president of Pac-Van, Inc., because Pac-Van, Inc. exceeded its fiscal year 2017 EBITDA goal. The Compensation Committee considered the completion by the Named Executive Officers of certain strategic and operational initiatives during fiscal year 2017 in awarding bonuses for fiscal year 2017.

Based on the review of the Compensation Committee and the consideration of Mr. Valenta’s recommendations, Mr. Valenta’s received a bonus of $118,125 for fiscal year 2017. Mr. Valenta will retire as the chief executive officer effective January 1, 2018.

Following its assessment of their completion of strategic and operational initiatives, the Compensation Committee awarded cash bonuses for fiscal year 2017 to Mr. Barrantes of $80,000, to Mr. Miller of 125,000, to Mr. Mourouzis of $125,000 and to Mr. Littlewood of $7,303. Mr. Barrantes, Mr. Miller, Mr. Mourouzis and Mr. Littlewood received bonuses for the achievement of specific individual objectives, but no bonuses based on EBITDA targets were awarded to Messrs. Barrantes, Miller or Littlewood.

Following its assessment of the completion of strategic and operational initiatives, the Compensation Committee awarded a cash bonus to Mr. Barrantes equal to 64% of his target bonus based upon his completion of his non-financial objectives: oversight of back office management complied with the Sarbanes-Oxley Act, assisting with the closing of the refinancing of the North America senior credit facility, visiting field operations, designing and implementing an enterprise financial management system, delivering presentations at investor conferences and maintaining shareholder analysts who provided coverage of the Company.

Mr. Miller, our president, received a bonus equal to 50% of his target bonus based achieving non-financial objectives: developing and mentoring the vice presidents of Lone Star and Southern Frac, sales and marketing objectives, mentoring the senior management team of Pac-Van to achieve the Company’s strategic objectives and full operational effectiveness, achieving information technology systems objectives, increasing North America operations utilization, reducing stale inventory and implementing reporting and analytics to run the business more effectively and to implement an enterprise financial management system.

Mr. Mourouzis received a bonus equal to 96% of his target bonus based upon Pac-Van, Inc. exceeding its fiscal year 2017 EBITDA goal and achieving other goals, including increasing utilization, reducing stale inventory, accounts receivable collections, safety and capital expenditure management.

Mr. Littlewood’s bonus, the chief executive officer of Royal Wolf Holdings, received 3.8% of this target bonus based upon the attainment of an individual goal of completing a detailed succession planning model.

The executive compensation program therefore reflected the Company’s compensation philosophies by reducing executive compensation when the Company’s business goals were not met.

In June 2017, after consultation with Mr. Valenta, the Compensation Committee left unchanged fiscal year 2018 annual base salaries. The Compensation Committee determined that the corporate performance targets for annual cash bonuses for fiscal year 2018 performance for each of the Named Executive Officers would be if the Company achieves specific EBITDA goals and non-financial goals. The Committee believes that the goals, while challenging, particularly in the current economic environment, are achievable. Neither the Committee nor Mr. Valenta believe that the fiscal year 2018 goals will require the Named Executive Officers to take risks to achieve their EBITDA goals that are reasonably likely to have a material adverse effect on the Company.

Severance

Pursuant to separate employment agreements with Mr. Valenta, Mr. Barrantes and Mr. Miller, we will make severance payments equal to one year’s salary if such person’s employment is terminated by General Finance without cause or by the employee for good cause, each as defined in their respective employment agreements. Pursuant to employment agreements with Mr. Mourouzis and Mr. Littlewood, we will make a severance payment equal to eight months’ and six months’ salary, respectively, if such person’s employment is terminated by their respective employer without cause or by the employee for good cause, each as defined in their respective employment agreements.

Each of these five employment agreements provide that each executive may be terminated for cause, and General Finance would therefore not be required to pay severance equal to one year’s salary, if such executive breaches his employment agreement, commits any act of personal dishonesty, fraud or breach of fiduciary duty or trust, is convicted of or pleads guilty or no contest to any theft, fraud, breach of fiduciary duty or crime involving moral turpitude or felony, committed acts which give rise to liability for discrimination or harassment, violates directions from the Board or chief executive officer, acts in a manner that harms the reputation of the Company, is found liable of violating securities or other laws, fails to advance or cooperate with any investigation by the Company or misrepresents his experience or employment history.

Each of Mr. Valenta, Mr. Barrantes, Miller and Mourouzis may terminate their employment for good reason and receive severance equal to one year’s salary if the Company reduces their base salary, permanently relocates their place of employment more than 40 miles from their current residence, hires a person to perform the job functions currently performed by such executive or assigns such executive duties beneath the duties they ordinarily perform.

We may also elect to pay six months’ compensation to Mr. Littlewood in lieu of providing six months’ prior notice of termination of his employment.

Clawback Policy

In accordance with the Dodd-Frank, the Compensation Committee has adopted recoupment provisions in the Company’s 2009 Plan, 2014 Stock Incentive Plan, the 2014 Restated Plan and in equity award agreements. The Compensation Committee will adopt an amended clawback policy once the SEC has adopted final rules to implement the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Perquisites and Other Personal Benefits

Except for an expense allowance of $25,000 per year for Mr. Valenta and a car allowance of $650 per month for Mr. Miller, we do not have programs in place to provide personal perquisites for our executive officers. Mr. Valenta, Mr. Barrantes and Mr. Miller participate in the medical and dental insurance of Lone Star or Pac-Van at the expense of the Company. Messrs. Valenta, Mr. Barrantes, Miller and Mourouzis are also eligible to participate in the 401(k) retirement plan of Pac-Van, Inc. Mr. Littlewood participates in the medical and dental insurance of Royal Wolf, and Royal Wolf contributed to Mr. Allan’s retirement plan and contributes to Mr. Littlewood’s retirement plan as required by Australian law. We do not have any other retirement plans under which our executive officers may participate.

Tax & Accounting Considerations

Deductibility of Executive Compensation—Code Section 162(m). Section 162(m) of the Internal Revenue Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and the three other highest paid employees of a publicly held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by stockholders is excluded from that limitation. Awards of stock options and our annual cash incentive awards are designed in general to qualify for deduction as performance-based compensation. However, while the Compensation Committee considers the tax deductibility of compensation, the Committee has and may approve compensation that does not qualify for deductibility in circumstances it deems appropriate to promote varying corporate goals.

Accounting for Stock-Based Compensation. For the issuances of stock options, the Company follows the fair value provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation. FASB ASC Topic 718 requires recognition of employee share-based compensation expense in the statements of income over the vesting period based on the fair value of the stock option at the grant date. For a discussion of valuation assumptions used in the calculation of these amounts for fiscal year 2017, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in our 2017 Annual Report filed with the SEC on September 8, 2017.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully Submitted,

Compensation Committee

Susan L. Harris (Chair)

William H. Baribault

James B. Roszak

Larry D. Tashjian

Summary Compensation Table

The following table contains summary compensation information of the following executive officers, or our “Named Executive Officers,” for fiscal years 2017, 2016 and 2015.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	All Other Compensation(6)	Total
Ronald F. Valenta	2017	$425,000	$118,125	$240,000	$—	$73,635	$856,760
Chief Executive Officer(4)(7)	2016	425,000	112,500	308,250	83,500	2,120	931,370
	2015	425,000	125,000	354,250	149,000	2,340	1,055,590

Jody E. Miller	2017	$335,000	$125,000	$753,993	$—	$2,208	$1,216,201
President and CEO of GFN	2016	335,000	115,000	335,002	—	1,005	786,007
North America Leasing Corporation(4)(5)	2015	—	170,000	160,001	—	—	330,001

Charles E. Barrantes	2017	$280,000	$80,000	$72,000	$99,400	$50,782	$582,182
Chief Financial Officer and	2016	280,000	80,000	61,650	27,900	2,120	451,670
Executive Vice President(4)(7)	2015	280,000	60,000	81,750	41,500	2,340	465,590

Theodore M. Mourouzis	2017	$255,000	$125,000	$—	$60,200	$2,327	$442,527
Chief Executive Officer and President of Pac-Van(4)	2016	250,000	104,000	—	76,000	2,158	432,158
	2015	248,923	118,750	—	42,500	2,340	412,513

Neil R. Littlewood	2017	$365,128	$7,303	$139,819	$—	$—	$512,250
Chief Executive Officer,	2016	234,243	18,606	82,593	—	—	335,442
Royal Wolf(1)(3)	2015	200,294	37,935	36,356	—	—	274,585

(1)	Australian dollar to U.S. dollar exchange rates used were 0.76869 for fiscal year 2017, 0.74425 for fiscal year 2016 and 0.7658 for fiscal year 2015.
(2)	The amounts shown are derived from the amounts of compensation expense recognized by us relating to the grants of stock options, as described in FASB ASC Topic 718. For a discussion of valuation assumptions used in the calculation of these amounts, see Note 2, “Summary of Significant Accounting Policies,” and Note 9, “Equity Plans,” of the Notes to Consolidated Financial Statements included in the 2017 Annual Report filed with the SEC on September 8, 2017.
(3)	Stock awards represented compensation expense recognized for performance rights for Royal Wolf Holdings (“RWH”) capital stock earned under the Royal Wolf Long Term Incentive Plan (“RWH LTI Plan”), which was terminated subsequent to June 30, 2017. For a discussion of the RWH LTI Plan, see Note 9 “Equity Plans” of the Notes to Consolidated Financial Statements included in our 2017 Annual Report.
(4)	Stock awards in fiscal year 2017, 2016 and 2015 represent non-vested equity shares, or restricted stock, which value is computed by the number of shares granted times the closing market price of our common stock on the date of grant.
(5)	Jody Miller received a grant of 29,358 equity shares on June 15, 2015 at a value equal to the closing market price of $5.45 per share at that date. He commenced receiving his base salary on July 1, 2015.
(6)	All Other Compensation includes 401(k) plan contributions by the employer.
(7)	All Other Compensation includes pay in lieu of vacation in fiscal year 2017 for Messrs. Valenta and Barrantes of $71,515 and $48,463, respectively.

Plan-Based Awards

The following table provides information concerning each grant of an award made to the Named Executive Officers in fiscal year 2017 under the equity compensation plans.

		Option Awards			Stock Awards
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Option Awards ($)	All Other Option Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Ronald F. Valenta	6/13/2017	—	$—	$—	50,000	—	$4.80	$240,000	(1)

Charles E. Barrantes	2/7/2017	225,000	5.10	3.349146	—	—	—	—
	6/13/2017	—	—	—	15,000	—	4.80	72,000	(1)

Jody E. Miller	10/12/2016	—	—	—	44,224	—	4.45	196,797	(2)
	2/7/2017	—	—	—	13,725	—	5.10	69,998	(1)
	6/13/2017	—	—	—	81,000	—	4.80	388,800	(1)

(1)	Amounts reflect the full grant date fair value of each non-vested equity, or restricted stock, award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-third of the restricted stock vests on each of the first three anniversaries of the grant date based upon the Named Executive being employed by us on such dates. The shares of restricted stock subject to these awards are entitled to receive dividends if and when and at the same rate that would be paid to all of our common stockholders.
(2)	Amounts reflect the full grant date fair value of each non-vested equity, or restricted stock, award. The number is calculated by multiplying the fair market value of our common stock on the date of the grant by the number of shares awarded. One-half of the restricted stock vests on each of the first two anniversaries of the grant date based upon the Named Executive being employed by us on such dates. The shares of restricted stock subject to these awards are entitled to receive dividends if and when and at the same rate that would be paid to all of our common stockholders.

The following table provides information concerning outstanding equity awards as of June 30, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh)	Option Expiration Date	Number of Shares or Units of Stock that Have Vested	Market Value of Shares or Units of Stock that Have Vested ($)(2)	Number of Shares or Units of Stock that Have Not Vested(5)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
Ronald F. Valenta	76,000	—		—	$1.06	9/15/2020	—	—	—	$—
	80,000	—		—	3.11	8/15/2021	—	—	—	—
	80,000	—		—	3.15	6/7/2022	135,500	697,825	100,000	515,000

Charles E. Barrantes	—	225,000	(1)	—	5.10	2/7/2027	—	—	—	—
	20,000	—		—	1.28	1/26/2020	—	—	—	—
	28,500	—		—	1.06	9/15/2020	—	—	—	—
	30,000	—		—	3.00	6/23/2021	—	—	—	—
	30,000	—		—	3.15	6/7/2022	—	—	—	—
	20,000	—		—	4.43	6/7/2023	34,500	177,675	25,000	128,750

Jody E. Miller	—	—		—	—	—	78,640	404,996	193,288	995,433

Theodore M. Mourouzis	80,000	—		—	6.40	10/1/2018	—	—	—	—
	11,500	—		—	1.06	9/15/2020	—	—	—	—
	27,000	—		—	3.00	6/23/2021	—	—	—	—
	27,000	—		—	3.15	6/7/2022	—	—	—	—
	20,000	—		—	4.43	6/7/2023	—	—	—	—
	—	15,000	(3)	—	9.25	6/19/2024	—	—	—	—
	10,000	5,000	(4)	—	5.45	6/15/2025	—	—	—	—
	4,167	8,333	(4)	—	4.11	6/8/2026	14,500	74,675	—	—

(1)	These options vest in three equal annual installments on February 7 of each of 2018, 2019 and 2020 and have a ten-year term.
(2)	Market price assumes a price of $5.15 per share, the closing price for our common shares on June 30, 2017.
(3)	These options vest in 39 months, subject to continued service with us, and have a ten-year term.
(4)	These options vest in three equal installments from date of grant, subject to continued service with us, and have a ten-year term.
(5)	The non-vested stock equity, or restricted stock, vest in two-three equal installments from date of grant, subject to continued service with us.

Employment Agreements

On February 11, 2009, we entered into an employment agreement with Ronald Valenta, under which he agreed to serve to serve as our Chief Executive Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Valenta received a base annual salary of $425,000 during fiscal year 2017 and is eligible to receive an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. We reimburse Mr. Valenta up to $2,500 per month for a car allowance and health, dental, vision and supplemental disability premiums for Mr. Valenta and his family. Mr. Valenta is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On September 11, 2006, we entered into an employment agreement with Charles E. Barrantes, under which he agreed to serve as our Executive Vice President and Chief Financial Officer. Under the employment agreement and base salary increases approved by the Compensation Committee, Mr. Barrantes received a base annual salary of $280,000 during fiscal year 2017 and is eligible to receive an annual bonus each fiscal year determined by the Compensation Committee, provided he is employed on the last day of such year. We reimburse Mr. Barrantes for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Barrantes is entitled to participate on the same basis in all offered benefits or programs as any other employee. On June 30, 2009, we entered into an amended and restated employment agreement with Mr. Barrantes that provides that Mr. Barrantes is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement.

On June 1, 2015, we entered into an employment agreement with Jody Miller, under which he agreed to serve as our Executive Vice President. Under the employment agreement, Mr. Miller received a base annual salary of $335,000 during fiscal year 2017, and is eligible to receive an annual bonus each fiscal year of up to 70% of his base salary, provided he is employed on the last day of such year. Mr. Miller is entitled to a severance payment equal to one year’s salary if his employment is terminated without cause, as defined in the employment agreement. We pay Mr. Miller an automobile allowance of $650 per month, and we reimburse Mr. Miller for health, dental, vision and supplemental disability premiums for himself and his family. Mr. Miller is entitled to participate on the same basis in all offered benefits or programs as any other employee.

In October 2010, Pac-Van, Inc. entered into an employment agreement with Mr. Mourouzis under he agreed to serve as the President of Pac-Van, Inc. and which provided for a base salary of $175,000 per year and is eligible to receive an annual bonus based on criteria developed by the Compensation Committee. Mr. Mourouzis is entitled to eight months’ severance if his employment is terminated without cause, as defined in the employment agreement.

Royal Wolf entered into an employment agreement with Neil Littlewood dated February 7, 2016. Under his employment agreement Mr. Littlewood agreed to serve as the chief executive officer of Royal Wolf Holdings commencing on July 1, 2016 until the agreement was terminated. The employment agreement provides that Mr. Littlewood would be paid an annual base salary of A $475,000 (including superannuation contributions), an annual discretionary bonus targeted at 40% of the annual base salary and long-term incentives in each fiscal year targeted at 40% of the annual base salary. There is no severance or similar obligation to Mr. Littlewood under his employment agreement except that Royal Wolf may pay six months’ compensation to Mr. Allan in lieu of providing notice of termination of his employment as described above.

The employment agreements of Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis will terminate upon the date of their death or in the event of a physical or mental disability that renders either of them unable to perform his duties for 60 consecutive days or 120 days in any twelve-month period. Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis may terminate their respective employment agreements at any time upon 30 days’ notice to us, and we may terminate these agreements at any time upon notice to Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis.

In approving the compensation of Mr. Valenta, Mr. Barrantes, Mr. Miller and Mr. Mourouzis, the Board of Directors (and for Mr. Littlewood, the Royal Wolf Remuneration Committee) reviewed information provided by management regarding the compensation of comparable level officers of public companies, including companies in the equipment leasing business. The Board and the Royal Wolf Remuneration Committee also considered the size of the Company, the experience and prior compensation of Mr. Valenta, Mr. Barrantes, Mr. Miller, Mr. Mourouzis and Mr. Littlewood, and the scope of the services that each would be required to render (particularly given the lack of support staff and the need to implement policies and procedures).

Potential Payments Upon Termination of Employment or Change in Control

The employment agreements of Mr. Valenta, Mr. Barrantes and Mr. Miller provide that each is entitled to a lump sum severance payment of twelve months base salary if we terminate their employment without “cause” or he terminates his employment for “good reason.” There is no similar obligation to Mr. Mourouzis or Mr. Littlewood under their respective employment agreements following a change of control.

TRANSACTIONS WITH RELATED PERSONS

Effective January 31, 2008, we entered into a lease with an affiliate of Ronald F. Valenta for our corporate headquarters in Pasadena, California. The rent is $7,393 per month, effective March 1, 2009, plus allocated charges for common area maintenance, real property taxes and insurance, for approximately 3,000 square feet of office space. The term of the lease is five years, with two five-year renewal options, and the rent is adjusted yearly based on the consumer price index. On October 11, 2012, we exercised our option to renew the lease for an additional five-year term commencing February 1, 2013. Rental payments were $110,000 in each of fiscal year 2015 and fiscal year 2016 and $113,000 in fiscal year 2017.

The premises of Pac-Van’s Las Vegas branch are owned by and were leased from the acting branch manager through December 31, 2016. From January 1, 2017 through May 12, 2017, the use of the premises was rented from the acting branch manager on a month-to-month basis. Effective May 12, 2017, we entered into a lease agreement through December 31, 2020 for rental of $10,876 per month and the right to extend the term of the lease for three two-year options, with the monthly rental increasing at each option period from $11,420 to $12,590 per month. Rental payments on these premises totaled $118,000 during fiscal year 2015 and fiscal year 2016 and $124,000 during fiscal year 2017.

We have not adopted a formal written policy regarding transactions with related persons. However, in general, any such material transaction would require approval of the Board, with any interested director abstaining.

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS

Stockholders who want to communicate with the Board or any individual director should write to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103. The letter should indicate that you are a stockholder of General Finance Corporation and set forth the number of shares you hold and how the shares are held if they are not registered in your name. Depending upon the subject matter, the Secretary will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Delegate the inquiry to management where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication, if it is primarily commercial in nature, or if it relates to an improper or irrelevant topic, or is repetitive or redundant.

STOCKHOLDER RECOMMENDATIONS FOR BOARD NOMINEES

The Company’s Bylaws require that a stockholder’s notice of a person or persons the stockholder wishes to nominate as director or submit a proposal for vote at the Annual Meeting of Stockholders must be delivered in writing to the Company’s Secretary at 39 East Union Street, Pasadena, California 91103 not less than 60 days nor more than 90 days prior to the date of the 2017 Annual Meeting of Stockholders. If the Company does not publicly disclose the date of the 2017 Annual Meeting of Stockholders at least 70 days prior to the date of the meeting, a stockholder’s notice must be received by the Company’s Secretary not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure of such meeting was made.

We intend to hold our 2018 Annual Meeting of Stockholders in December 2018. As a result, if, for example, we hold our 2018 Annual Meeting of Stockholders on December 6, 2018 and publicly disclose or notify stockholders by mail of the date of the 2018 Annual Meeting of Stockholders at least 100 days prior to December 6, 2018, any notice given by a stockholder pursuant to these provisions of our Bylaws must be received no earlier than September 7, 2018 and no later than October 7, 2018.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and legal requirements. The Company will not consider any proposal or nomination that does not meet the requirements of the Company’s Bylaw and SEC requirements for submitting a nomination.

Stockholders who pursuant to Rule 14a-8 under the Exchange Act wish to present proposals for inclusion in the proxy materials to be distributed in connection with our proxy statement for the 2018 annual meeting must submit their proposals and proof of ownership of our common stock, in accordance with Rule 14a-8 under the Exchange Act, to our corporate secretary at our principal executive offices no later than the close of business on June 18, 2018 (120 days prior to the anniversary of this year’s mailing date). To be in proper form a stockholder’s notice must include the specified information concerning the nominee or proposal required by our Bylaws. Any nomination or proposal which is not in the proper form or which is not submitted on a timely basis, as described above, will not be considered by the Company to be included in our proxy statement. The Company reserves the right to exclude any proposal that does not comply with these or other applicable requirements.

OTHER MATTERS

Management does not know of any matters to be presented to the Annual Meeting other than those set forth above. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with the recommendation of the Board and authority to do so is included in the proxy.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

We will furnish without charge a copy of our 2017 Annual Report, as filed with the Securities and Exchange Commission, including the financial statements and financial statement schedule thereto, to any stockholder who so requests by writing to: Secretary, General Finance Corporation, 39 East Union Street, Pasadena, California 91103.

The 2017 Annual Report is not incorporated into this proxy statement and is not to be considered to be a part of our proxy solicitation materials.

By Order of the Board of Directors

Christopher A. Wilson

General Counsel, Vice President and Secretary

Dated: October 16, 2017

ANNEX A

First Amendment to

General Finance Corporation

Amended and Restated 2014 Stock Incentive Plan

Section 3 of the General Finance Corporation Amended and Restated 2014 Stock Incentive Plan is hereby amended and restated to read in its entirety as follows:

3. Shares Subject to the Plan. Subject to Section 13 below, there shall be available for issuance under the Plan an aggregate of 2,500,000 Shares of Company Stock. The Shares deliverable pursuant to Awards shall be authorized, but unissued Shares, or Shares that the Company otherwise holds in treasury or in trust. In addition, any Shares that for any reason will never be issued to a Participant or Beneficiary pursuant to an Award (for example, due to settlement of the Award in cash rather than in Shares, or the Award’s forfeiture, cancellation or expiration) will again be available for future Awards. Further, and to the extent permitted under Applicable Laws, the maximum number of Shares available for delivery under the Plan shall not be reduced by any Shares issued under the Plan through the settlement, assumption, or substitution of outstanding awards or obligations to grant future awards as a condition of the Company’s or an Affiliate’s acquiring another entity. For purposes of clarity, Shares that are tendered or withheld in payment of all or part of the exercise price of an Award or in satisfaction of the Withholding Taxes, and Shares that are reacquired with cash tendered in payment of the exercise price of an Award, shall not be included in or added to the number of Shares available for issuance under the Plan.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone - QUICK *** EASY

IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 6, 2017.

INTERNET/MOBILE – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536 Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY	Please mark your votes like this	☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL THE FOLLOWING NOMINEES:

1.	Election of the following nominees as the one Class A Director and three Class B Directors:	FOR	AGAINST	ABSTAIN

NOMINEES:
	(1) Class A – Douglas B. Trussler	☐	☐	☐
	(2) Class B – Susan L. Harris	☐	☐	☐
	(3) Class B – Jody E. Miller	☐	☐	☐
	(4) Class B – James B. Roszak	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 2 AND 3:					THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING ALL OF THE LISTED BOARD NOMINEES ON PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PROXY WILL BE VOTED AS THE BOARD MAY RECOMMEND. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
2.	Ratification of the selection of Crowe Horwath LLP as our independent auditors for the fiscal year ending June 30, 2018:	FOR	AGAINST	ABSTAIN
		☐	☐	☐
COMPANY ID:
3.	Approve an amendment to increase the number of shares reserved for issuance under the 2014 Amended and Restated Stock Incentive Plan by 1,000,000 shares.	FOR	AGAINST	ABSTAIN
		☐	☐	☐	PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature, if held jointly	Date	, 2017.

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

1. Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held December 7, 2017

The proxy statement and our 2017 Annual Report to Stockholders are available at http://www.cstproxy.com/generalfinance/2017

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GENERAL FINANCE CORPORATION

The undersigned hereby appoints Charles E. Barrantes and Christopher A. Wilson, and each of them, the proxy or proxies of the undersigned with full powers of substitution each to attend and to vote at the Annual Meeting of Stockholders of General Finance Corporation to be held on December 7, 2017 at the office of General Finance Corporation located at 39 East Union Street, Pasadena, California, beginning at 10:00 a.m. local time, and any adjournments thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if personally present, in the manner indicated below and on the reverse side, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all set forth in the Proxy Statement dated October 16, 2017.

When properly signed, this proxy will be voted as directed. It no direction is provided, the proxies will be voted in favor of electing the listed Board nominee on Proposal 1 and for Proposals 2 and 3.

(Continued and to be marked, dated and signed, on the other side)